Exhibit 10.25

Execution Version

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Dated as of April 21, 2020

among

AIRBNB, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as Guarantors

THE LENDERS PARTY HERETO

and

CORTLAND CAPITAL MARKET SERVICES LLC,

as Administrative Agent and Collateral Agent

4.14	Investment Company Regulation	53
4.15	Margin Stock	53
4.16	Employee Matters	53
4.17	Employee Benefit Plans	54
4.18	Solvency	54
4.19	Compliance with Laws	54
4.20	Disclosure	54
4.21	Collateral	55
4.22	Status as Senior Indebtedness	55
4.23	Intellectual Property	55

SECTION 5	AFFIRMATIVE COVENANTS	55
5.1	Financial Statements and Other Reports and Notices	55
5.2	Existence	57
5.3	Payment of Taxes and Claims	58
5.4	Maintenance of Properties	58
5.5	Insurance	58
5.6	Books and Records	58
5.7	Inspections	58
5.8	Lenders Meetings	59
5.9	Compliance with Laws	59
5.10	Environmental	59
5.11	Subsidiaries	59
5.12	Material Real Estate	60
5.13	Use of Proceeds	61
5.14	Further Assurances	61
5.15	Post-Closing Obligations	62

SECTION 6	NEGATIVE COVENANTS	62
6.1	Indebtedness	62
6.2	Liens	65
6.3	Payments and Prepayments of Certain Indebtedness	69
6.4	Restricted Payments	70
6.5	Burdensome Agreements	72
6.6	Investments	73
6.7	Fundamental Changes	76
6.8	Asset Sales	77
6.9	Sales and Lease-Backs	79
6.10	Transactions with Affiliates	79
6.11	Fiscal Year	80

SECTION 7	GUARANTY	80
7.1	Guaranty of the Obligations	80
7.2	Contribution by Guarantors	80
7.3	Payment by Guarantors	80
7.4	Liability of Guarantors Absolute	81
7.5	Waivers by Guarantors	82
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	83
7.7	Subordination of Other Obligations	83
7.8	Continuing Guaranty	84
7.9	Authority of Guarantors or the Borrower	84

7.10	Financial Condition of the Borrower	84
7.11	Bankruptcy, Etc.	84
7.12	Discharge of Guaranty Upon Sale of Guarantor	84
7.13	Maximum Liability	85

SECTION 8	EVENTS OF DEFAULT	85
8.1	Events of Default	85
8.2	Acceleration	87
8.3	Application of Payments and Proceeds	88

SECTION 9	AGENTS	89
9.1	Appointment and Authority	89
9.2	Rights as a Lender	89
9.3	Exculpatory Provisions	89
9.4	Reliance by Agents	90
9.5	Delegation of Duties	90
9.6	Resignation of the Administrative Agent	91
9.7	Non-Reliance on Agents and Other Lenders	92
9.8	Administrative Agent May File Proofs of Claim	92
9.9	Collateral Documents and Guaranty	93
9.10	Withholding Taxes	94
9.11	Agent Discretion	94
9.12	Indemnification by Lenders	94
9.13	Survival	95

SECTION 10	MISCELLANEOUS	95
10.1	Notices	95
10.2	Expenses	96
10.3	Indemnity; Certain Waivers	97
10.4	Set-Off	98
10.5	Amendments and Waivers	98
10.6	Successors and Assigns; Participations	100
10.7	Independence of Covenants	105
10.8	Survival of Representations, Warranties and Agreements	105
10.9	No Waiver; Remedies Cumulative	105
10.10	Marshalling; Payments Set Aside	105
10.11	Severability	106
10.12	Obligations Several; Independent Nature of the Lenders’ Rights	106
10.13	Headings	106
10.14	Governing Law	106
10.15	Consent to Jurisdiction	106
10.16	WAIVER OF JURY TRIAL	107
10.17	Confidentiality	107
10.18	Usury Savings Clause	108
10.19	No Strict Construction	108
10.20	Counterparts; Effectiveness	109
10.21	Integration	109
10.22	No Fiduciary Duty	109
10.23	PATRIOT Act	109
10.24	Judgment Currency	110
10.25	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	110
10.26	Acknowledgement Regarding Any Supported QFC	110
10.27	Certain ERISA Matters	111

APPENDICES:

Appendix A	–	Initial Term Loan Commitments and Percentages
Appendix B	–	Administrative Agent’s Notice Office

SCHEDULES:

Schedule 1.1(a)	–	Existing Letters of Credit
Schedule 1.1(b)	–	Existing Secured Cash Management Obligations
Schedule 1.1(c)	–	Existing Secured Swap Obligations
Schedule 4.1	–	Organization
Schedule 4.2	–	Equity Interests and Ownership
Schedule 4.12	–	Real Estate Assets
Schedule 5.12	–	Material Real Estate
Schedule 5.15	–	Post-Closing Obligations
Schedule 6.1(a)(ii)	–	Indebtedness
Schedule 6.2(a)(ii)	–	Liens
Schedule 6.5	–	Burdensome Agreements
Schedule 6.6(e)	–	Investments
Schedule 6.10(f)	–	Transactions with Affiliates

EXHIBITS:

Exhibit A-1	–	Form of Funding Notice
Exhibit A-2	–	Form of Conversion/Continuation Notice
Exhibit B	–	Form of Term Loan Note
Exhibit C	–	Form of Compliance Certificate
Exhibit D-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	–	Form of Assignment and Assumption
Exhibit F	–	Form of Counterpart Agreement
Exhibit G	–	Form of Collateral Agreement
Exhibit H	–	Form of Solvency Certificate
Exhibit I	–	Form of Closing Date Intercreditor Agreement

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

This FIRST LIEN CREDIT AND GUARANTY AGREEMENT, dated as of April 21, 2020 (this “Agreement”), is entered into by and among AIRBNB, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO, as Guarantors, THE LENDERS PARTY HERETO, and CORTLAND CAPITAL MARKET SERVICES LLC (“Cortland”), as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”), and as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Lenders have agreed to extend a secured term loan facility to the Borrower in an aggregate principal amount of $1,000,000,000, the proceeds of which will be used by the Borrower for general corporate purposes;

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder; and

WHEREAS, the Borrower and the Guarantors have agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of their respective assets, subject to the terms and conditions set forth in the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1    DEFINITIONS AND INTERPRETATION

1.1    Definitions. The following terms used herein, including in the preamble, recitals, appendices, schedules and exhibits hereto, shall have the following meanings:

“Adjusted Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the greater of (x) 1.00% per annum, and (y) the Eurodollar Rate.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing against the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither any Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Credit Documents.

“Agency Fee Letter” means an agency fee letter to be entered into by and between the Borrower and the Administrative Agent on or prior to the Closing Date.

“Agent” means each of the Administrative Agent, the Collateral Agent and any sub-agent or supplemental agent appointed by the Administrative Agent or the Collateral Agent from time to time.

“Agent Parties” as defined in Section 10.1(d)(ii).

“Aggregate Payments” as defined in Section 7.2.

“Agreement” as defined in the preamble hereto.

“AML Laws” means all Laws of any jurisdiction applicable to any Lender, the Borrower or any of its Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any of the Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 USC. §§ 1956 and 1957), the Laws administered by OFAC, and all Laws comprising or implementing these Laws.

“Applicable Margin” means (A) (i) for Initial Term Loans that are Base Rate Loans, 6.50% per annum and (ii) for Initial Term Loans that are Eurodollar Loans, 7.50% per annum, in each case, subject to adjustment described under Section 6.1(l)(v).

“Applicable Premium” means, as of the date of the occurrence of an Applicable Premium Trigger Event:

(a)    during the period of time from and after the Closing Date up to (but not including) the First Call Date, an amount equal to the sum of (x) 3.00% of the principal amount of the Term Loan prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) and (y) the Make-Whole Premium on such Term Loans; provided that, within 180 days after the Closing Date, the Borrower may voluntarily (or shall, in accordance with the terms hereof) repay all or any portion of the Initial Term Loans with funds from, related to or associated with any governmental assistance and/or sponsored facility or program, including any loan programs, related to the COVID-19 pandemic (including, for the avoidance of doubt, any assistance, facility or program contemplated by the CARES Act or established by the Federal Reserve under the authority of Section 13(3) of the Federal Reserve Act), in which case the amount of Applicable Premium shall be (A) 5.00% in respect of the first 25% of aggregate principal amount of the Initial Term Loans so prepaid and (B) as determined in accordance with this clause (a) (other than the preceding clause (A)) in respect of the remaining 75% of aggregate principal amount of the Initial Term Loans so prepaid;

(b)    during the period of time from and after the First Call Date up to (but not including) the date that is the first anniversary of the First Call Date, an amount equal to 3.00% of the principal amount of the Term Loan prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date;

(c)    during the period of time from and after the first anniversary of the First Call Date up to (but not including) the date that is the second anniversary of the First Call Date, an amount equal to 1.00% of the principal amount of the Term Loan prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date;

(d)    from and after the second anniversary of the First Call Date, zero.

“Applicable Premium Trigger Event” means:

(a)    any prepayment by any Credit Party of all, or any part, of the principal balance of any Term Loan for any reason (except for any scheduled amortization payments pursuant to Section 2.1(c)), including, but not limited to, any optional prepayment or mandatory prepayment, and distribution in respect thereof, and any refinancing thereof whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default or (ii) the commencement of any proceeding under any Debtor Relief Law, and notwithstanding any acceleration (for any reason) of the Obligations in accordance with the terms and conditions of the Credit Documents;

(b)    the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section 8.2(b), including as a result of the commencement of any proceeding under any Debtor Relief Law;

(c)    the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to any Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(d)    the termination of this Agreement by the Borrower or any Credit Party for any reason or the replacement of any Lender pursuant to Section 2.19(iii) or (iv).

For purposes of the definition of the term Applicable Premium, if an Applicable Premium Trigger Event occurs under clause (b), (c) or (d) above, the entire outstanding principal amount of the Term Loans shall be deemed to have been prepaid on the date on which such Applicable Premium Trigger Event occurs.

Notwithstanding anything herein to the contrary, in no event will the Applicable Premium apply to any cancelled and retired Term Loans as a result of assignments to the Borrower in connection with the initial syndication of the Loans pursuant to Section 10.6(b)(B)(v).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” as defined in Section 6.8.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)(iii)), and reasonably accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form reasonably approved by the Administrative Agent; provided that the assigning Lender shall not be required to execute the assignment and assumption to the extent such Lender is replaced in accordance with Section 2.19.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief compliance officer, a director, general counsel, company secretary or assistant company secretary, and such Person’s chief financial officer or treasurer; provided, no individual shall be deemed to be an “Authorized Officer” of any Person unless and until the secretary or assistant secretary of such Person shall have delivered to the Administrative Agent an incumbency certificate as to the office of such individual with respect to such Person.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the sum of (a) the Federal Funds Effective Rate in effect on such day, plus (b) 1⁄2 of 1.00%, and (iii) the sum of (a) the Adjusted Eurodollar Rate for an Interest Period of one month at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (b) 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be, shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as applicable. Notwithstanding anything set forth herein, the Base Rate shall in no event be less than 2.00%.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the general partners of such partnership (or the board of directors of the general partner of such Person, if any) and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” as defined in the introductory paragraph.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided, that for the avoidance of doubt, “Capital Lease” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as in effect on December 31, 2015.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (iv) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s and (vi) other cash management arrangements made in accordance with policy therefor approved by the Board of Directors of the Borrower. In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (x) Investments of the type and maturity described in clauses (i) through (v) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments.

“Cash Management Services” has the meaning assigned to such term in the definition of the term “Secured Cash Management Obligations.”

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.16.

“Change of Control” means any of the following:

(i)    at any time prior to the consummation of a Qualified IPO, any Person other than the Permitted Holders (a) shall have acquired beneficial ownership of more than 50% on a fully diluted basis of the voting interests in the Equity Interests of the Borrower; or (b) shall have obtained a sufficient number of the issued and outstanding voting interests in the Equity Interests of the Borrower to have and exercise voting power for the election of directors holding a majority of the voting power of the Board of Directors of the Borrower; or

(ii)    at any time after the consummation of a Qualified IPO, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision) other than the Permitted Holders (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interests in the Equity Interests of the Relevant Public Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Relevant Public Company; or

(iii)    the occurrence of any “change of control” or similar event under any Permitted First Lien Debt Documents.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower, directly or indirectly, owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” (other than Permitted Holders specified in clause (1) of the definition thereof) for purposes of determining whether this definition is triggered.

“Closing Date” means the first date on which the conditions set forth in Section 3.1 have been satisfied.

“Closing Date Intercreditor Agreement” means (a) the first lien/second lien intercreditor agreement applicable solely to Lien but not payment priority, in substantially the form of Exhibit I hereto, with modifications agreed to by the Administrative Agent in its reasonable discretion or (b) any form of first lien/first lien intercreditor agreement or first lien/second lien intercreditor agreement required by the provider of the applicable program under which Permitted COVID Senior Lien Indebtedness is incurred in form and substance reasonably satisfactory to the Administrative Agent.

“Closing Date Mortgaged Property” as defined in Section 5.12(a).

“Code” means the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations, but excluding any Excluded Assets.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Agreement” means the Collateral Agreement substantially in the form of Exhibit G.

“Collateral Documents” means the Collateral Agreement, the Mortgages, if any, the Intellectual Property Security Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means an Initial Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Communications” as defined in Section 10.1(d)(ii).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets” means, as of any date of determination, all assets that would, in conformity with GAAP, be set forth under the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument (other than a Credit Document) to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Any Person holding more than 5% of the voting Equity Interests in another Person shall be deemed to be in Control of such Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means a “controlled foreign corporation” (within the meaning of Section 957 of the Code) of which the Borrower or any of its Subsidiaries is a “United States shareholder” (within the meaning of Section 951 of the Code) and with respect to which the Borrower shall have made a determination, in its reasonable judgment, that a guaranty by, grant of a Lien by, or pledge of two-thirds or more of the voting Equity Interests of, such Subsidiary would result in incremental income tax liability as a result of the application of Section 956 of the Code, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a written Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Cortland” as defined in the preamble hereto.

“Counterpart Agreement” means a joinder to this Agreement substantially in the form of Exhibit F.

“Credit Document” means any of this Agreement, the Notes, if any, each Notice, each Counterpart Agreement, if any, the Collateral Documents, the Intercreditor Agreements, the Agency Fee Letter and each other document jointly identified by the Borrower and the Administrative Agent from time to time.

“Credit Document Obligations” means all obligations of every nature of each Credit Party from time to time owed to any Agent (including any former Agent), any Lender, whether for principal, interest (including interest which, but for the filing of a petition in any proceeding under any Debtor Relief Law with respect to such Credit Party, would have accrued on any Credit Document Obligation, whether or not a claim is allowed against such Credit Party for such interest in such proceeding), fees, expenses, indemnification or otherwise.

“Credit Extension” means the making of a Loan.

“Credit Party” means the Borrower and each Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” as defined in Section 2.11(b).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans within one Business Day of the date on which such funding is required hereunder, (b) notified the Borrower, the

Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 8.1(f) or (h), or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action or has a parent company that has become the subject of a Bail-In Action; provided that a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any capital stock in such Lender or its direct or indirect parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Sale pursuant to Section 6.8(r) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed, sold or otherwise disposed of or returned in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 6.8.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Initial Term Loan Maturity Date as in effect on the date of the issuance of such Equity Interest, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations (other than Remaining Obligations); provided that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Equity Interest deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interest or portion thereof, plus accrued dividends.

“Disqualified Lenders” means (a) those Persons identified by the Borrower to the Administrative Agent in writing prior to the Closing Date, (b) those Persons who are competitors of the Borrower and its Subsidiaries identified by the Borrower to the Administrative Agent from time to time in writing (including by email) and (c) in the case of each Persons identified pursuant to clauses (a) and (b) above, any of their Affiliates that are either (i) identified in writing by the Borrower from time to time or (ii) clearly identifiable as Affiliates on the basis of such Affiliate’s name (other than, in the case of this clause (c), Affiliates that are bona fide debt funds); provided that no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (b) or (c) above shall be sent by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect on the Business Day such notice is received by the Administrative Agent (it being understood that no such supplement to the list of Disqualified Lenders shall operate to disqualify any Person that is already a Lender).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness as of any date of determination, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent and the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining weighted average life to maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking, commitment, underwriting or other similar fees payable in connection therewith and, if applicable, consent fees for an amendment (in each case regardless of whether any such fees are paid to or shared in whole or in part with any lender) and any other fees not paid to all relevant lenders generally; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (i) to the extent that the Adjusted Eurodollar Rate (with an Interest Period of one month) or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the Adjusted Eurodollar Rate (with an Interest Period of one month) or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), 10.6(b)(v) and 10.6(b)(vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA, but other than any Multiemployer Plan or Foreign Pension Plan) which is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or any of its Subsidiaries or, solely with respect to such a plan subject to Title IV of ERISA, any of their respective ERISA Affiliates, or with respect to which the Borrower or any of its Subsidiaries has any material liability.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other written notice or order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety (with respect to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them) Laws, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) pollution or the protection of the environment, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health (with respect to exposure to Hazardous Materials), industrial hygiene, land use or the protection of human, plant or animal health or welfare (in each case with respect to exposure to Hazardous Materials), in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, including any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt Securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) solely for purposes of Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) with respect to any Pension Plan, the failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code or, with respect to any Multiemployer Plan, the failure to make any required contribution in accordance with Section 515 of ERISA except where such failure to make a required contribution does not result and could not reasonably be expected to result in a Material Adverse Effect or the application for a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Sections 412(c) or 431(d) of the Code with respect to any Pension Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its Subsidiaries pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any ERISA Party pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) with respect to a Multiemployer Plan, the withdrawal of any ERISA Party in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) if there is any potential liability to the ERISA Parties therefor, or the receipt by any ERISA Party of notice that such plan is in insolvency pursuant to Section 4245 of ERISA, or that such plan is to terminate or has terminated under Section 4041A of ERISA (to the extent such termination will or is likely to result in a liability to the ERISA Parties) or under 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the ERISA Parties of fines, penalties, taxes or related charges under Chapter 43 of Title 26 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan to the extent that such fines, penalties, taxes or related charges result in or could reasonably be expected to result in a Material Adverse Effect; (ix) the assertion of a material claim (other than routine claims for benefits), suit, action, proceeding, hearing, audit or, to the knowledge of the Borrower, investigation against any Foreign Pension Plan or the assets thereof, Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against an ERISA Party in connection with any Employee Benefit Plan or Foreign Pension Plan that results in or could reasonably be expected to result in a Material Adverse Effect; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code, or the receipt of notice of the failure of a Foreign Pension Plan to qualify for any applicable tax-favored status or to be registered and maintained in good standing with the applicable Governmental Authority; or (xi) the imposition of a lien on the assets of the Borrower or any of its Subsidiaries pursuant to Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA.

“ERISA Party” means the Borrower, any of its Subsidiaries or any ERISA Affiliate of either of the foregoing.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Requirements” means for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” means (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the applicable Bloomberg LIBOR Screen Page which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the applicable Interest Rate Determination Date, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the quotation rate offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date.

“Eurodollar Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to (x) the Eurodollar Base Rate as of such date divided by (y) (1.00 minus Eurocurrency Reserve Requirements as of such date).

“Event of Default” as defined in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute.

“Excluded Assets” means:

(i)    any Real Estate Asset that (a) is a leasehold interest (with no requirement to obtain leasehold mortgages, landlord waivers, bailee waivers, estoppels or collateral access letters), or (b) is not a Material Real Estate;

(ii)    except to the extent a security interest therein can be perfected by filing of a UCC financing statement, assets located outside the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction (it being understood that no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required);

(iii)    property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable Laws or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition;

(iv)    assets of and Equity Interests in any Person (other than a wholly owned Subsidiary) that is not a Credit Party to the extent a security interest is not permitted to be granted by the terms of such Person’s Organizational Documents, joint venture documents, partnership documents or other equity documents;

(v)    leases, licenses, permits or agreements (including with respect to any Purchase Money Indebtedness) to the extent that, and so long as, a grant of a security interest therein, or in the property or assets that secure the underlying obligations with respect thereto (a) is prohibited by applicable Law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition or (b) would violate or invalidate such lease, license, permit or agreement, or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower and its Subsidiaries) (in each case, after giving effect to the relevant provisions of the UCC or other applicable Laws), in each case, other than the proceeds thereof;

(vi)    governmental licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition (but excluding proceeds of any such governmental license), or otherwise require governmental consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law);

(vii)    Margin Stock;

(viii)    Equity Interests of all first-tier Controlled Foreign Corporations of a Grantor in excess of 65% of the voting Equity Interests of such Controlled Foreign Corporations;

(ix)    Equity Interests of any Foreign Subsidiary Holding Company in excess of 65% of the voting Equity Interests of such Person;

(x)    any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and acceptance of such filing by the United States Patent and Trademark Office;

(xi)    motor vehicles, airplanes, vessels and other assets subject to certificate of title;

(xii)    payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, escrow accounts, in each case of the foregoing, in respect of arrangements with non-affiliated third parties, worker’s compensation, customs accounts, customer cash accounts, trust and tax withholding which are funded by the Credit Parties in the ordinary course of business or as is required by Law and, cash collateral accounts subject to Liens permitted under the Credit Agreement; in each case of this clause (xii), other than proceeds that are held in such accounts that would otherwise constitute Collateral;

(xiii)    particular assets if, and for so long as, in each case, reasonably agreed by the Administrative Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets exceed the practical benefits to be obtained by the Lenders therefrom;

(xiv)    assets for which the grant of a security interest therein would result in material adverse tax or regulatory costs or consequences as reasonably determined by the Borrower and the Administrative Agent;

(xv)    commercial tort claims where the amount of damages claimed is not in excess of $50,000,000;

(xvi)    letter of credit rights, except to the extent constituting supporting obligations;

(xvii)    any asset of any Foreign Subsidiary that is a Controlled Foreign Corporation or any Foreign Subsidiary Holding Company;

(xviii)    cash held on behalf of customers by the Borrower or any Subsidiary of the Borrower, cash and other assets constituting Hardship Funds and Community Funds, cash constituting minimum regulatory cash or capital requirements and cash and other assets designated for Project Denali; and

(xix)    Equity Interests of any Excluded Subsidiary (other than Subsidiaries described in clauses (i), (iii) or (vi) of the definition thereof that are wholly-owned and are not otherwise Subsidiaries described in clause (ii), (iv), (v), (viii), (xii) or (xiii) of the definition of “Excluded Subsidiary”, but subject to the other limitations in this definition, including, without limitation, in clauses (viii) and (ix) of this definition).

Notwithstanding the foregoing, (i) “Excluded Assets” shall not include proceeds, substitutions or replacements of any Excluded Asset unless such proceeds, substitutions or replacements would independently constitute Excluded Assets and (ii) no assets shall constitute Excluded Assets if such assets constitute collateral for any Permitted First Lien Indebtedness, the Second Lien Loans or any other Material Indebtedness.

“Excluded Earnout” means any obligations of Borrower or any Subsidiary to pay additional consideration in connection with an acquisition if such additional consideration is payable (i) in capital stock or Equity Interests, (ii) in cash or (iii) any combination of the foregoing.

“Excluded Subsidiary” means (i) any Subsidiary that is not a wholly-owned Domestic Subsidiary of the Borrower or a Guarantor, (ii) any Subsidiary that is prohibited or restricted by applicable Law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would (1) require governmental (including regulatory) consent, approval, license or authorization or (2) that could result in material adverse tax consequences to the Borrower and its Subsidiaries as reasonably determined by the Borrower and the Administrative Agent, (iii) any Foreign Subsidiary Holding Company, (iv) any captive insurance company, license insurance company, insurance agency(ies), risk purchase group or any insurance company that is a Subsidiary of the Borrower, (v) any Immaterial Subsidiary, (vi) any direct or indirect Foreign Subsidiary of the Borrower that is a Controlled Foreign Corporation, (vii) any direct or indirect Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a Controlled Foreign Corporation, (viii) any not-for-profit Subsidiaries, (ix) any special purpose entity or special purpose securitization vehicle (or similar entity), (x) any joint venture, (xi) any Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (xii) any Subsidiary formed in connection with Project Denali or Hardship Fund and Community Fund or (xiii) any Subsidiary whose sole assets consist of Excluded Assets. Notwithstanding anything set forth herein, no Subsidiary providing any guarantee of any Permitted First Lien Indebtedness, the Second Lien Loans or any other Material Indebtedness shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Contract if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (in each case, other than pursuant to an assignment request by the Borrower under Section 2.18 or Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means that certain Executive Order No. 13224, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” means that certain Credit and Guarantee Agreement, dated as of April 26, 2016, by and among the Borrower, the guarantors party thereto, Bank of America, N.A., as Administrative Agent and the lenders party and other financial institutions party thereto (as amended from time to time prior to the Closing Date).

“Existing Letters of Credit” means each letter of credit issued and outstanding as of the Closing Date, as set forth on Schedule 1.1(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) (or any amended or successor version described above) of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the NFIP.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or comparable officer) of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Call Date” means, the date that is 24 months after the Closing Date.

“First Lien Intercreditor Agreement” means an intercreditor agreement governing the Lien priorities among the Obligations and any Permitted First Lien Indebtedness in form and substance reasonably satisfactory to the Administrative Agent.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Notice” has the meaning assigned thereto in Section 5.12(a)(v)(B).

“Foreign Lender” means (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States by the Borrower or any of its Subsidiaries primarily for the benefit of employees of the Borrower or any of its Subsidiaries residing outside of the United States that provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Equity Interests (or Equity Interests and other Securities) of one or more Controlled Foreign Corporations.

“Free Cash Flow” means, for any Fiscal Quarter, an amount equal to the amount of cash flow from operations of the Borrower and its Subsidiaries (calculated in accordance with GAAP) minus the sum of (i) the amount of capital expenditures and (ii) the amount of scheduled amortization or mandatory prepayments of any Indebtedness (other than any mandatory prepayment separately funded with the proceeds of any asset sale proceeds or proceeds of refinancing debt), in each case, paid in cash by the Borrower and its Subsidiaries during such Fiscal Quarter and determined in accordance with the applicable cash flow statements delivered by the Borrower pursuant to Section 5.1 hereof (with respect to the fourth Fiscal Quarter of each Fiscal Year, in accordance with the audited cash flow statement delivered pursuant to Section 5.1(c) hereof).

“Free Cash Flow Condition” means the occurrence of the first day on which the Administrative Agent has received a Compliance Certificate in respect of a Fiscal Quarter ended after the Closing Date during which the Free Cash Flow of the Borrower and its Subsidiaries is no less than zero.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a written notice substantially in the form of Exhibit A-1 or any other form reasonably approved by the Administrative Agent.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” as defined in Section 10.6(e)(ii).

“Grantor” as defined in the Collateral Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Subsidiary of the Borrower that is a signatory hereto or that executes a Counterpart Agreement until such time as such Subsidiary is released in accordance with Section 7.12.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hardship Fund and Community Fund” means, collectively, (i) a fund established by the Borrower for the purpose of making grants to hosts on a case to case basis as determined in the sole discretion of the Borrower and (ii) the Borrower’s annual contribution to a local community grant program.

“Hazardous Materials” means any hazardous or toxic chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the environment, in each case due to its dangerous and deleterious properties or characteristics.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Laws applicable to any Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

“Historical Financial Statements” means the audited consolidated balance sheet as of December 31, 2018 and 2019 and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2019.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that has been designated by the Borrower by written notice to the Administrative Agent as an “Immaterial Subsidiary” from time to time and (a) whose total assets as of the most recent available quarterly or year-end financial statements do not exceed 5.00% of the consolidated total assets (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries at such date and (b) whose revenues for the most recently ended four quarter period for which financial statements are available do not exceed 5.00% of the consolidated revenues (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that (i) the total assets of all such Subsidiaries as of the most recent available quarterly or year-end financial statements shall not exceed 15.00% of the consolidated total assets (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries at such date and (ii) the revenues of all such Subsidiaries for the most recently ended four-quarter period for which financial statements are available shall not exceed 15.00% of the consolidated revenues (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP. For any determination made as of or prior to the time any Person becomes an indirect or direct Subsidiary of the Borrower, such determination and designation shall be made based on financial statements provided by or on behalf of such Person in connection with the acquisition of such Person or such Person’s assets. The Borrower may change the designation of any Subsidiary as an Immaterial Subsidiary by providing written notice to the Administrative Agent; provided that any Subsidiary of the Borrower formed or acquired after the Closing Date, as applicable, that meets the requirements of an “Immaterial Subsidiary” set forth herein shall be deemed designated as an “Immaterial Subsidiary” unless the Borrower otherwise notifies the Administrative Agent in writing.

“Indebtedness” as applied to any Person, means, without duplication, (i) indebtedness for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP (excluding, for the avoidance of doubt, lease payments under operating leases); (iii) any obligation owed for all or any part of the deferred purchase price of property or services, including earn-outs earned but past due (excluding trade or similar payables, accrued income taxes, VAT, deferred taxes, sales taxes, equity taxes and accrued liabilities incurred in the ordinary course of such Person’s business and excluding Excluded Earnouts); (iv) the undrawn face amount of any letter of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, and similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (v) Disqualified Equity Interests; (vi) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (vii) any obligation of such Person in respect of the Indebtedness described in clauses (i) through (vi) hereof the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the primary obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (viii) any liability of such Person for the Indebtedness of another in respect of the Indebtedness described in clauses (i) through (vi) hereof through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (viii), the primary purpose or intent thereof is as described in clause (vii) above; (ix) net obligations of such Person under any Swap Contract; and (x) Indebtedness of the type referred to in clauses (i) through (ix) above secured by a Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; provided, further that the following shall not constitute Indebtedness: (i) any right of use liabilities recorded in accordance with Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), (ii) liabilities recorded under GAAP related to lease accounting (ASC 840) (other than in respect of capital leases), (iii) any liabilities reflected on the books and records of the Borrower and its Subsidiaries to the extent constituting amounts that are owed to hosts so long as the related assets reside on such books and records, (iv) any liabilities resulting from equity awards accounted for as a liability and (v) any repurchase obligation of the Borrower or its Subsidiaries in respect of the Loans in connection with the initial syndication thereof.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Initial Term Loan” means a term loan made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.1(a).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $1,000,000,000.

“Initial Term Loan Facility” means the Initial Term Loan Commitments and the provisions herein related to the Initial Term Loans.

“Initial Term Loan Maturity Date” means April 17, 2025.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreement” has the meaning assigned to that term in the Collateral Agreement.

“Intercreditor Agreement” means the Closing Date Intercreditor Agreement, any First Lien Intercreditor Agreement and each other intercreditor agreement referred to herein entered into in connection with the incurrence, assumption or acquisition of any Indebtedness permitted hereunder.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Eurodollar Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a Eurodollar Loan, an interest period of one or three-months, as selected by the Borrower, (i) initially, commencing on the Closing Date and ending on the last Business Day of such period, and (ii) thereafter commencing on the day on which the immediately preceding Interest Period expires and ending on the last Business Day of the next succeeding one-month or three-month period (as selected by the Borrower in the Conversion/Continuation Notice); provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect any Term Loan shall extend beyond the Initial Term Loan Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; and (ii) any direct or indirect loan, advance or capital contribution by the Borrower or any of its Subsidiaries to any other Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment less any returns to the Borrower or any of its Subsidiaries in respect of such Investment made in cash or Cash Equivalent; provided that, the aggregate amount of such returns shall not exceed the original amount of such Investment.

“IRS” means the United States Internal Revenue Service.

“Junior Financing” means any Indebtedness of the Borrower and its Subsidiaries that is (i) subordinated in right of payment to the Obligations expressly by its terms, (ii) unsecured and/or (iii) is secured on a junior lien basis to the Liens securing the Obligations.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person (other than a natural Person) that becomes a party hereto pursuant to an Assignment and Assumption.

“Lender Affiliated Parties” as defined in Section 10.22.

“Lender Party” as defined in Section 10.17.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Limited Conditionality Acquisition” means any acquisition not prohibited by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries, plus the unused commitments under any revolving facility then if effect.

“Loan” means a Term Loan.

“Make-Whole Premium” is equal to the difference between (a) the aggregate amount of interest (assuming all such interest constitutes interest due under a Eurodollar Loan with an Interest Period of three months and paid in cash) that would have otherwise been payable from the date of the date of determination through the First Call Date on the applicable principal amount, minus (b) the aggregate amount of interest (assuming all such interest constitutes interest due under a Eurodollar Loan with an Interest Period of three months and paid in cash) that would have been earned if the prepaid principal amount were reinvested for the period from the date of determination through the First Call Date at the Treasury Rate.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board of Governors.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have (i) a material adverse effect on the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole (it being understood and agreed that any event, change or condition attributable to the COVID-19 pandemic shall not be deemed to be a Material Adverse Effect) or (ii) a material adverse effect on the rights and remedies of Agent and any other Secured Party under the Credit Documents, taken as a whole, including the legality, validity, binding effect or enforceability of the Credit Documents.

“Material Indebtedness” means (i) any Permitted First Lien Indebtedness, (ii) Indebtedness under the Second Lien Credit Agreement and (iii) Indebtedness (other than the Obligations) of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount of at least the lesser of (x) $175,000,000 and (y) any “material indebtedness”, “threshold amount” or similar threshold amount under any Permitted First Lien Debt Documents or under the Second Lien Credit Agreement.

“Material Real Estate” means any wholly-owned, fee-owned Real Estate Asset having a fair market value in excess of $150,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage in form and substance reasonably agreed to by the Borrower and the Administrative Agent.

“Mortgaged Property” means each Material Real Estate for which a Mortgage is required pursuant to Section 5.12.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates, or with respect to which the Borrower or any of its Subsidiaries has any material liability.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries in a form consistent with the form provided to the Borrower’s equity-holders pursuant to that certain Amended and Restated Investors’ Rights Agreement, dated as of July 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Borrower, the investors party thereto and the stockholders party thereto; provided that, the Narrative Report shall not include any guidance information.

“NFIP” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Note” means a Term Loan Note.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Notice Office” means the office of the Administrative Agent set forth on Appendix B hereto, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” means (a) the Credit Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Credit Party, Excluded Swap Obligations of such Credit Party).

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the US Department of Treasury Office of Foreign Assets Control, or any successor thereto.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation, memorandum and articles of association, constitution or organization and its by-laws (or other formative documents however described peculiar to the jurisdiction of the corporation in question); (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement; (iii) with respect to any general partnership, its partnership agreement; (iv) with respect to any limited liability company, its articles of organization and its operating agreement; and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a Governmental Authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Governmental Authority.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18 or Section 2.19).

“Owned IP” means all of the Intellectual Property owned, or purported to be owned, by the Borrower or any Credit Party or any Subsidiary of a Credit Party.

“Participant” as defined in Section 10.6(d).

“Participant Register” as defined in Section 10.6(d).

“PATRIOT Act” means USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177.

“Payment Office” means the account of the Administrative Agent as provided to the Borrower and the Lenders in writing or such other account as the Administrative Agent may hereafter designate in writing as such to the Borrower and Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted COVID Senior Lien Indebtedness” means Indebtedness incurred pursuant to Section 6.1(s) that is secured by a Lien that is senior in right of priority to the Lien securing the Second Lien Loans but no greater than pari passu in right of priority with the Lien securing the Obligations.

“Permitted Encumbrance” as defined in Section 6.2(b).

“Permitted First Lien Debt Documents” means the credit agreement and other documentation in respect of any Permitted First Lien Indebtedness.

“Permitted First Lien Indebtedness” as defined in Section 6.1(l).

“Permitted Holders” means the founders of the Borrower (and their respective estate planning vehicles) and holders of preferred equity interests of the Borrower as of the Closing Date.

“Permitted Lien” means each Lien permitted pursuant to Section 6.2.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.1(j), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, such Indebtedness after being so modified, refinanced, refunded, renewed or extended continues to be secured in right of payment and priority to the Obligations on the same basis as the Indebtedness being so modified, refinanced, refunded, renewed or extended, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such Indebtedness after modification, refinancing, refunding, renewal or extension continues to be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (e) any Indebtedness after modification, refinancing, refunding, renewal or extension shall not receive any credit support or enhancement, including in the form of letters of credit or surety bonds and (f) the proceeds of the newly incurred Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to repay the refinanced Indebtedness on a dollar for dollar basis.

“Permitted Senior Debt Cap” means at any time of determination, an amount equal to (a) $1,000,000,000 or (b) upon the satisfaction of the Free Cash Flow Condition, $1,500,000,000.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 10.1(d)(i).

“Pledged Equity Interests” has the meaning specific in the Collateral Agreement.

“Prime Rate” means a variable per annum rate, as of any date of determination, equal to the rate as of such date published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Project Denali” means a program to provide value to reward cohorts of hosts primarily based on appreciation of the Borrower’s Equity Interests over time.

“Pro Rata Share” means, with respect to any Lender, with respect to all payments, computations and other matters relating to each Term Loan Facility, the percentage obtained by dividing (a) the Term Loan Exposure of such Lender under such Term Loan Facility by (b) the aggregate Term Loan Exposure of all of the Lenders under such Term Loan Facility.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness of a Person incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, repair, construction or improvement of property or assets used or useful in the business of such Person or any of its Subsidiaries.

“Qualified IPO” means the issuance by the Borrower or any parent thereof that holds 100% of the Equity Interests in the Borrower of its Securities in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act or a direct listing of the Borrower’s Equity Interests in the United States on a national securities exchange.

“Real Estate Asset” means an interest in any real property.

“Recipient” means (i) any Agent or (ii) any Lender, as applicable.

“Register” as defined in Section 10.6(c).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, or leaching of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Relevant Public Company” means the Borrower or any parent that is (or is to be) the registrant with respect to a Qualified IPO.

“Remaining Obligations” means, as of any date of determination, the Obligations that as of such date of determination are Obligations under the Credit Documents that survive termination of the Credit Documents, but as of such date of determination are not due and payable and for which no claims have been made.

“Removal Effective Date” as defined in Section 9.6(b).

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Term Loan Exposure under each Term Loan Facility and representing more than 50% of the sum of the aggregate Term Loan Exposure of all of the Lenders under all Term Loan Facilities; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loan Exposure of each Defaulting Lender be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” as defined in Section 9.6(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (ii) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (iii) any Person 50% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (i) or (ii) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (ii) the United Nations Security Council; (iii) the European Union or any of its member states; (iv) Her Majesty’s Treasury; or (v) Switzerland.

“Second Lien Credit Agreement” means that certain Second Lien Credit and Guarantee Agreement, dated as of April 6, 2020, by and among the Borrower, the guarantors party thereto, Top IV Talents, LLC, as Administrative Agent and the lenders party and other financial institutions party thereto.

“Second Lien Loans” means the term loans incurred under the Second Lien Credit Agreement.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Credit Parties in respect of any overdraft, reimbursement and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to any Credit Party (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed on the Closing Date and set forth in Schedule 1.1(b) or (b) incurred after the Closing Date to the extent that such obligations have been designated in writing by the Borrower and the provider of such Cash Management Services to the Administrative Agent as Secured Cash Management Obligations; it being understood that each such provider of such Cash Management Services to the Borrower or any Guarantor shall be deemed (i) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Section 9, Section 10.02, Section 10.14 and any applicable Intercreditor Agreement as if it were a Lender.

“Secured Parties” has the meaning assigned to that term in the Collateral Agreement.

“Secured Swap Obligations” means all obligations of the Borrower and the Guarantors under each Swap Contract that (a) is in effect on the Closing Date and set forth in Schedule 1.1(c) or (b) is entered into after the Closing Date to the extent that such obligations have been designated in writing by the Borrower and the counterparty to such Swap Contract to the Administrative Agent as Secured Swap Obligations (for the avoidance of doubt, the Borrower may provide one notice to the Administrative Agent designating all Swap Contracts entered into under a specified Master Agreement as Secured Swap Obligations); it being understood that such counterparty shall be deemed (i) to appoint the Administrative Agent as its agent under the applicable Credit Documents and (ii) to agree to be bound by the provisions of Section 9, Section 10.02, Section 10.14 and any applicable Intercreditor Agreement as if it were a Lender.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, and any successor statute.

“Securities and Exchange Commission” means the US Securities and Exchange Commission, or any successor thereto.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit G.

“Solvent” means, with respect to any Person on any date of determination, that on such date (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification 450, Contingencies).

“SPC” as defined in Section 10.6(e)(ii).

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Indebtedness” as defined in Section 8.1(b).

“Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in Section 4.1 (with respect to the Borrower and the Guarantors), Section 4.3, Section 4.4 (with respect to the incurrence of the Loans, the provision of the Guaranty, the granting of Liens in the Collateral and the entering into of the Credit Documents), Section 4.6 (with respect to the entering into, borrowing under, guaranteeing under, and performance of the Credit Documents and the granting of Liens in the Collateral), Section 4.14, Section 4.15, Section 4.18, Section 4.19(c) (with respect to the use of proceeds) and Section 4.21.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity deemed to constitute a subsidiary of such Person under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or direct or indirect Subsidiaries of the Borrower, unless the context otherwise requires.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an Initial Term Loan.

“Term Loan Commitment” means an Initial Term Loan Commitment.

“Term Loan Exposure” means, in the case of any Term Loan Facility, as of any date of determination, the outstanding principal amount of the Term Loans owing to a Lender under such Term Loan Facility; provided, at any time prior to the making of such Term Loans under such Facility, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment under such Term Loan Facility.

“Term Loan Facility” means the Initial Term Loan Facility.

“Term Loan Note” means a promissory note in the form of Exhibit B.

“Title Policy” means, with respect to any Mortgaged Property, an ALTA mortgagee title insurance policy or unconditional commitment therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent with respect to such Mortgaged Property, in an amount not less than the fair market value of such Mortgaged Property, in form and substance reasonably satisfactory to the Collateral Agent.

“Treasury Rate” means a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date three (3) Business Days prior to the date of determination, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of no greater than the period of remaining months until the First Call Date.

“Type of Loan” means a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.17.

“Withholding Agent” means the Borrower, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Accounting Terms.

(a)    Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable) (except for the lack of footnotes and being subject to year-end adjustments). If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements except for any calculations otherwise permitted to be made in accordance with this Agreement to the extent not addressed in the preparation of the Historical Financial Statements. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect, including Accounting Standards Codification “ASC” 820, ASC 825) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein.

(b)    Consolidation of Variable Interest Entities. All references herein to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to exclude each variable interest entity (“VIE”) that the Borrower is required to consolidate pursuant to Statement of Financial Accounting Standard No. 167 as if such variable interest entity were a Subsidiary as defined herein. For the avoidance of doubt, each VIE shall not constitute a Subsidiary for purposes of this Agreement and provided, that (i) revenues of the VIEs in an amount not to exceed 10.00% of the consolidated revenues of the Borrower and its Subsidiaries for any applicable period will be taken into account when calculating Free Cash Flow and (ii) consolidated total assets of the VIEs in an amount not to exceed 10.00% of the consolidated total assets of the Borrower and its Subsidiaries at any applicable date will be taken into account when calculating Consolidated Total Assets.

1.3    Interpretation, Etc. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Credit Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Appendices, Exhibits and Schedules shall be construed to refer to Sections of, and Appendices, Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Securities, accounts and contract rights. The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.4    Timing of Performance. Subject to Section 2.16(d), when the performance of any covenant, duty or obligation under any Credit Document is required to be performed on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

1.5    Currency Generally. For purposes of determining compliance with Section 6.1, Section 6.2 and Section 6.6 with respect to any amount of Indebtedness, Lien or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness, Lien or Investment is incurred or granted (so long as such Indebtedness, Lien or Investment, at the time incurred or granted, made or acquired, was permitted hereunder).

1.6    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.7    Negative Covenant Compliance. For purposes of determining whether the Borrower and its Subsidiaries comply with any exception to Section 6 where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests, (b) correspondingly, any such ratio and metric shall only prohibit the Borrower and its Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder.

SECTION 2     LOANS

2.1    Term Loans.

(a)    Initial Term Loan Commitments. Subject to the terms and conditions set forth in Section 3, each Lender severally agrees to make, on the Closing Date, an Initial Term Loan to the Borrower in an amount equal to such Lender’s Initial Term Loan Commitment. The Borrower may make only one borrowing under each Initial Term Loan Commitment. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date.

(b)    Repayments and Prepayments. Any amount of the Initial Term Loans that is subsequently repaid or prepaid may not be reborrowed.

(c)    Amortization. Subject to adjustments pursuant to Section 2.12, the Borrower shall repay Term Loans on the last Business Day of each March, June, September and December (commencing on September 30, 2020) in the principal amount of Term Loans equal to (i) the aggregate outstanding principal amount of Term Loans immediately after closing on the Closing Date multiplied by (ii) 0.25%.

(d)    Maturity. To the extent not previously paid, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Initial Term Loan Maturity Date.

(e)    Funding Notice. The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice for the Initial Term Loans no later than 2:00 p.m. (New York City time) at least two (2) Business Days in advance of the Closing Date (or such later time as each Lender may agree) and, promptly upon receipt thereof, the Administrative Agent shall notify each Lender of the proposed borrowing.

(f)    Funding of Initial Term Loans. Each Lender shall make each Initial Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m. (New York City time) to the Payment Office. Upon satisfaction or waiver of the conditions precedent specified in Section 3 and receipt of all requested funds, the Administrative Agent shall make the proceeds of the Initial Term Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Initial Term Loans received by the Administrative Agent from the Lenders to be wired to the account of the Borrower or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

2.2    Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that (i) the failure of any Lender to fund any such Loan shall not relieve any other Lender of its obligation hereunder and (ii) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

2.3    Use of Proceeds.

(a)    Margin Regulations. The Borrower and its Subsidiaries shall not use any portion of the proceeds of any Credit Extension in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof applicable to Margin Stock.

(b)    Anti-Corruption Laws, AML Laws and Sanctions. The Borrower shall not request any Loan, and nor use, and shall not permit that its Subsidiaries and its or their respective directors, officers and employees (in such individual’s capacity as such) shall not use, directly or indirectly, the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

2.4    Evidence of Debt; Notes.

(a)    Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)    Notes. If so requested by any Lender by written notice to the Borrower at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s applicable Loan.

2.5    Interest on Loans.

(a)    Interest. Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made to repayment thereof (whether by acceleration or otherwise) at an interest rate equal to the Base Rate or the Adjusted Eurodollar Rate, as applicable, plus the Applicable Margin for such Type of Loan.

(b)    Interest Rate Election. The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Loan, shall be selected by the Borrower and notified to the Administrative Agent pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)    Interest Periods. In connection with Eurodollar Loans there shall be no more than two Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Loan) will be automatically converted into a Base Rate Loan on the last day of then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. Promptly after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)    Computation of Interest. Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Loan, the date of conversion of such Eurodollar Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Loan, the date of conversion of such Base Rate Loan to such Eurodollar Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)    Interest Payable. Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and be payable in arrears in cash (i) on each Interest Payment Date applicable to that Loan; (ii) concurrently with any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including the Initial Term Loan Maturity Date.

2.6    Conversion and Continuation.

(a)    Conversion. Subject to Section 2.15 and so long as no Event of Default shall have occurred and then be continuing, the Borrower shall have the option to convert at any time all or any part of any Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Loan may not be converted on a date other than the expiration date of the Interest Period applicable to such Eurodollar Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion.

(b)    Continuation. Subject to Section 2.15 and so long as no Event of Default shall have occurred and then be continuing, the Borrower shall also have the option, upon the expiration of any Interest Period applicable to any Eurodollar Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Loan.

(c)    Conversion/Continuation Notice. The Borrower shall deliver a Conversion/ Continuation Notice to the Administrative Agent at the Notice Office no later than 12:00 noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurodollar Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the date of receipt thereof by the Administrative Agent, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.7    Default Interest. Upon (a) the occurrence and during the continuance of an Event of Default under any of Section 8.1(a), 8.1(f) or 8.1(g) or (b) receipt by the Borrower of a notice from the Required Lenders or from the Administrative Agent (acting upon the instructions of Required Lenders) following the occurrence and continuance of any other Event of Default stating that the default rate under this Section 2.7 shall apply, the principal amount of all Loans and, to the extent permitted by applicable Law, any overdue interest payments on the Loans or any overdue premium, fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall bear interest (including post-petition interest in any proceeding under any Debtor Relief Law) from the date of such Event of Default, payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such overdue interest, overdue premium, fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Term Loans outstanding as Base Rate Loans); provided, in the case of Eurodollar Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for such Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.8    Fees.

(a)    Fees to Agents and Lenders. The Borrower agrees to pay (i) to the Administrative Agent and the Collateral Agent such other fees in the amounts and at the times separately agreed upon under the Agency Fee Letter and (ii) on the Closing Date, closing fees to the Lenders as separately agreed upon.

(b)    Prepayment Premium. Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, the Applicable Premium. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement or any other Credit Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Applicable Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Applicable Premium payable in accordance with this Section 2.8(b) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event, and the Credit Parties agree that it is reasonable under the circumstances currently existing. The Applicable Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE CREDIT PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Credit Parties expressly agree that (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Credit Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (iv) the Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.8(b), (v) their agreement to pay the Applicable Premium is a material inducement to the Lenders to provide the Term Loan Commitments and make the Term Loans, and (vi) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Applicable Premium Trigger Event.

2.9    Maturity. The outstanding Initial Term Loans, together with all other amounts owed hereunder with respect thereto, shall be paid in full no later than the Initial Term Loan Maturity Date.

2.10    Voluntary Prepayments. Any time and from time to time, with respect to any Type of Loan, the Borrower may prepay, without premium or penalty (but subject to Section 2.15(c) and 2.8(b)), any Loan on any Business Day in whole or in part, in an aggregate minimum amount of and integral multiples in excess of that amount, and upon delivery of the prepayment notice as set forth in the following table:

Type of Loan	Minimum Amount	Integral Multiple	Prior Notice
Base Rate Loans	$5,000,000	$1,000,000	One Business Day
Eurodollar Loans	$5,000,000	$1,000,000	Three Business Days

in each case given to the Administrative Agent, as the case may be, by 2:00 p.m. (New York City time) on the date required and the Administrative Agent will promptly notify each applicable Lender of such prepayment. Upon delivery of the prepayment notice, the principal amount of the Loans specified in such written notice shall become due and payable on the prepayment date specified therein; provided, such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a Change of Control or refinancing transaction).

2.11    Mandatory Prepayments.

(a)    Issuance of Debt. No later than the fifth Business Day following the date of receipt of the proceeds of the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries (unless such Indebtedness is permitted to be incurred pursuant to Section 6.1 (other than Permitted COVID Senior Lien Indebtedness, unless such Indebtedness is incurred to refinance on a dollar for dollar basis other Permitted COVID Senior Lien Indebtedness then in existence)), the Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100% of the net cash proceeds from such incurrence, net of any underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case, in respect of such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of net cash proceeds in the amount of such reduction; provided, further, that the Borrower may use a portion of such net cash proceeds to prepay or repurchase any Permitted First Lien Debt to the extent Permitted First Lien Debt Documents require such a prepayment or repurchase thereof with the proceeds of such incurrence of Indebtedness, in each case in an amount not to exceed the lesser of (i) the amount required under the Permitted First Lien Debt Documents and (ii) a pro rata payment amount based on the outstanding principal amounts of such Permitted First Lien Indebtedness and the Loans.

(b)    Asset Sales. In the event and on each occasion that any net cash proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Asset Sale in reliance on Section 6.8(r), the Borrower shall, within ten Business Days after such net cash proceeds are received, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of the net cash proceeds net of any underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case, in respect of such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of net cash proceeds in the amount of such reduction; provided, further, that, in the case of any Asset Sale in reliance on Section 6.8(r), so long as no Event of Default has occurred and is continuing, if the Borrower and the Subsidiaries invest (or commit to invest) the net cash proceeds from such event (or a portion thereof) within 450 days after receipt of such net cash proceeds in assets that are used or useful in the business of the Borrower and its Subsidiaries (including acquisitions or other Investments permitted under Section 6.6 (other than cash and Cash Equivalents)), then no prepayment shall be required pursuant to this paragraph in respect of such net cash proceeds in respect of such event (or the applicable portion of such net cash proceeds, if applicable) except to the extent of any such net cash proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 450 day period (or if committed to be so invested within such 450 day period, have not been so invested within 630 days after receipt thereof), at which time a prepayment shall be required in an amount equal to such net cash proceeds that have not been so invested (or committed to be invested); provided, further, that the Borrower may use a portion of such net cash proceeds to prepay or repurchase any Permitted First Lien Debt to the extent Permitted First Lien Debt Documents require such a prepayment or repurchase thereof with the proceeds of such Asset Sale, in each case in an amount not to exceed the lesser of (i) the amount required under the Permitted First Lien Debt Documents and (ii) a pro rata payment amount based on the outstanding principal amounts of such Permitted First Lien Indebtedness and the Loans.

(c)    Notice to the Administrative Agent. The Borrower shall deliver a prepayment notice to the Administrative Agent of any mandatory prepayment required to be made pursuant to clauses (a) and (b) of this Section 2.11 at least three Business Days prior to the date of such prepayment. Each such prepayment notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice. Any Lender may elect, by written notice to the Administrative Agent by 2:00 p.m. (New York City time) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to Section 2.11(b) (such amounts, “Declined Proceeds”). Any Lender that fails to provide written notice to the Administrative Agent in the time frame set forth above shall be deemed to have accepted the prepayment. Any Declined Proceeds shall be retained by the Borrower.

2.12    Application of Prepayments.

(a)    Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.10 shall be applied to the principal repayment installments thereof as specified by the Borrower in the applicable notice of prepayment (and absent such direction in direct order of maturity); provided, any such prepayment of the Term Loans shall be applied to prepay the Term Loans of each of the Lenders on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(b)    Application of Mandatory Prepayments. Any prepayment of any Loan required to be made pursuant to Section 2.11(a) or (b) shall be applied to the principal repayment installments thereof as specified by the Borrower in the applicable notice of prepayment (and absent such direction in direct order of maturity); provided, any such prepayment of the Term Loans shall be applied to prepay the Term Loans of each of the Lenders on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(c)    Application of Prepayments to Types of Loans. Any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner which minimizes the amount of any payment required to be made by the Borrower pursuant to Section 2.15(c).

2.13    General Provisions Regarding Payments.

(a)    Payments Due. All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Payment Office for the account of the Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may in the discretion of the Administrative Agent be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)    Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)    Payments to Include Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d)    Distribution of Payments. The Administrative Agent shall promptly distribute to each Lender at such account as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e)    Affected Lender. Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f)    Payment Due on Non-Business Day. Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(g)    [Reserved].

(h)    Non-Conforming Payment. In the event any payment by or on behalf of the Borrower hereunder is not made in same day funds prior to 2:00 p.m. (New York City time), the Administrative Agent may deem such payment to be a non-conforming payment and if so, shall give prompt written notice thereof to the Borrower and each applicable Lender. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

2.14    Ratable Sharing. Subject to Section 10.6(b)(B)(v) and (ix), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent in writing of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.14 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any of its Subsidiaries (other than pursuant to Section 10.6(d)), as to which the provisions of this Section shall apply. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

2.15    Making or Maintaining Eurodollar Loans.

(a)    Inability to Determine Applicable Interest Rate. In the event that (a) the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error), on any Interest Rate Determination Date with respect to any Eurodollar Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate or (b) the Required Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion thereto or a continuation thereof that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent shall on such date give notice (by telefacsimile, e-mail or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be a request for Base Rate Loans and (iii) the utilization of the Adjusted Eurodollar Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent revokes such notice.

(b)    Illegality or Impracticability of Eurodollar Loans. In the event that on any date any Lender (in the case of clause (i) below) or the Administrative Agent or the Required Lenders (in the case of clause (ii) below) shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error) that the making, maintaining or continuation of its Eurodollar Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any Law (or would conflict with any treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, the affected Lenders shall each be an “Affected Lender” and it shall on that day give notice (by e-mail) to the Borrower and the Administrative Agent of such determination (which written notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (A) any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from the Administrative Agent or Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by Law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)    Compensation for Breakage or Non Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all actual and reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a written notice of prepayment given by the Borrower.

(d)    Booking of Eurodollar Loans. Any Lender may make, carry or transfer Eurodollar Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)    [Reserved.]

(f)    LIBOR Cessation. With respect to cessation of Eurodollar Base Rate, the ARRC recommended fallback language for syndicated loans (the amendment approach) published on April 25, 2019, as amended from time to time, is incorporated herein mutandis mutatis; provided that, any provisions therein that permit amendments of this Agreement to incorporate a Benchmark Replacement (as defined therein) or any Benchmark Replacement Conforming Changes (as defined therein) shall be deemed to require the consent of the Administrative Agent and the Borrower for purposes of this Agreement.

2.16    Increased Costs; Capital Adequacy.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)

subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 2.16(a) only to the extent such Lender certified that it is imposing such charges on similarly situated borrowers under the other syndicated credit facilities that such Lender is a lender under.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.16(a) or 2.16(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty Business Days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.17    Taxes; Withholding, Etc.

(a)    Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), 2.17(g)(ii)(B) and 2.17(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed originals of IRS Form W-8ECI;

(iii)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payment in connection with any Credit Document is effectively connected with the conduct of a U.S. trade or business by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(iv)	to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS

Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of such direct and indirect partner(s);

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental

Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.18    Obligation to Mitigate. If any Lender requests compensation under Section 2.16, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.19    Replacement of Lenders. (i) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18, or (ii) if any Lender is a Defaulting Lender or (iii) if any Lender declines to approve any waiver, amendment or modification of this Agreement or any Credit Document that requires approval of all Lenders pursuant to Section 10.5 and to which the Required Lenders have consented or (iv) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided:

(a)    the Administrative Agent shall have received the assignment fee (if any) specified in Section 10.6(b)(iv);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.19(c) from or on behalf of the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts));

(c)    in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)    such assignment does not conflict with applicable Law.

2.20    Defaulting Lenders.

(a)    General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.5.

(ii)    Reallocation of Payments. any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Credit Party as a result of any judgment of a court of competent jurisdiction obtained by any Credit Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to this Section 2.20(a)(ii).

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3    CONDITIONS PRECEDENT

3.1    Closing Date. The obligations of each Lender to make Loans on the Closing Date are effective upon the satisfaction, or waiver by such Lender, of the following conditions on or before the Closing Date, each to the satisfaction of the Administrative Agent and the Lenders (in each case in their sole discretion):

(a)    Credit Agreement and Collateral Documents. The Administrative Agent shall have received fully executed copies of (i) this Agreement (together with the schedules and exhibits thereto), (ii) the Collateral Agreement (together with the schedules and exhibits thereto and the Perfection Certificate referenced therein) and (iii) the Closing Date Intercreditor Agreement.

(b)    Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice, no later than 2:00 p.m. (New York City time) at least two (2) Business Day in advance of the Closing Date (or such later time as each Lender may agree), together with a flow of funds memorandum attached thereto with respect to the initial funding of Loans on the Closing Date.

(c)    Existing Credit Agreement. The Existing Credit Agreement shall have been terminated and the Administrative Agent shall have received a customary payoff letter in connection with such termination;

(d)    Securities. The Collateral Agent shall have received stock certificates representing the issued and outstanding Equity Interests of each Subsidiary of the Borrower required by the Collateral Agreement to be delivered to the Collateral Agent with endorsements and stock powers, in form and substance reasonably satisfactory to the Collateral Agent; provided, that any requirement under this clause (d) shall not be required to be satisfied on the Closing Date and shall not be a condition to the availability of the initial Loans on the Closing Date but shall be required to be satisfied within ninety (90) days following the Closing Date or such later date as the Administrative Agent may reasonably agree in its sole discretion.

(e)    Opinions of Counsel to Credit Parties. The Administrative Agent and its counsel shall have received executed copies of the favorable written opinion of Simpson Thacher & Bartlett LLP, counsel for the Credit Parties.

(f)    Evidence of Insurance. The Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that the Collateral Agent, for the benefit of the Secured Parties, has been named as additional insured and loss payee thereunder to the extent required under Section 5.5; provided, that any requirement under this clause (f) shall not be required to be satisfied on the Closing Date and shall not be a condition to the availability of the initial Loans on the Closing Date but shall be required to be satisfied within ninety (90) days following the Closing Date or such later date as the Administrative Agent may reasonably agree in its sole discretion.

(g)    Fees. The Borrower shall have paid to the Administrative Agent, the Collateral Agent and the Lenders the fees payable to each such Person on the Closing Date referred to in Section 2.8(a) to the extent due and payable on the Closing Date.

(h)    Representations and Warranties. As of the Closing Date, the Specified Representations shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such earlier date; and

(i)    No Event of Default. As of the Closing Date, no Event of Default under any of Sections 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing or would immediately result from the consummation of the applicable Credit Extension.

(j)    Secretary’s Certificate and Attachments. The Administrative Agent shall have received an executed certificate from the secretary or assistant secretary or other authorized signatory of each Credit Party, together with all applicable attachments, certifying as to the following:

(i)

Organizational Documents. Attached thereto is a copy of each Organizational Document of such Credit Party, to the extent applicable and customary in the relevant jurisdiction of such Credit Party, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto.

(ii)

Signature and Incumbency. Set forth therein are the signature and incumbency of the officers or other authorized representatives of such Credit Party executing the Credit Documents to which it is a party.

(iii)

Resolutions. Attached thereto are copies of resolutions of the Board of Directors of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date as being in full force and effect without modification or amendment.

(iv)

Good Standing Certificates. Attached thereto is a good standing certificate (if applicable) from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated as of a recent date prior to the Closing Date.

(k)    Solvency Certificate. The Administrative Agent shall have received a duly executed Solvency Certificate.

(l)    “Know-Your-Customer”, Etc. The Administrative Agent shall have received all documentation and other information required under Anti-Terrorism Laws and applicable “know-your-customer” and anti-money laundering Laws, including certificates required under the Beneficial Ownership Regulation, including, without limitation, a duly executed W-9 (or such other applicable tax form) of the Borrower.

(m)    Promissory Notes. Delivery of each Note requested by a Lender in accordance with Section 2.4(b), if any.

(n)    Expenses. The Administrative Agent shall have received, or substantially simultaneously with the initial funding of the Loans on the Closing Date shall receive, to the extent invoiced at least two Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Credit Party under any Credit Document.

SECTION 4    REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and each Agent to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrant to the Lenders and the Agents on the Closing Date that the following statements are true and correct:

4.1    Organization; Required Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation as identified in Schedule 4.1, (b) has all requisite corporate (or equivalent) power and authority to own and operate its properties, to lease the property it operates as lessee, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except, in each case, in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have, a Material Adverse Effect.

4.2    Equity Interests and Ownership. The Equity Interests constituting Pledged Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) to which Borrower or any of its Subsidiaries is a party requiring, and there is no Equity Interest constituting Pledged Equity Interests outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional Equity Interests constituting Pledged Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests constituting Pledged Equity Interests of Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of the Borrower and its Subsidiaries in their respective Subsidiaries in which Equity Interests constituting Pledged Equity Interests are held as of the Closing Date.

4.3    Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate or limited liability or other entity action, as applicable, on the part of each Credit Party that is a party thereto.

4.4    No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any of the Organizational Documents of the Borrower or any Guarantor or otherwise require any approval of any stockholder, member or partner of the Borrower or any Guarantor, except for such approvals or consents which will be obtained on or before the Closing Date; (b) violate any provision of any Law applicable to or otherwise binding on the Borrower or any Guarantor, except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any Guarantor (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent on behalf of the Secured Parties or any other Permitted Lien); or (d) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, any Contractual Obligation relating to any Indebtedness of the Borrower or any Guarantor, except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, and except for such approvals or consents (i) which will be obtained on or before the Closing Date and have been disclosed in writing to the Lenders or (ii) the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

4.5    Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except (a) such as have been obtained and are in full force and effect, (b) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date and (c) those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6    Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7    Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

4.8    No Material Adverse Change. Since December 31, 2019, no event or change has occurred that has caused or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.

4.9    Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10    Payment of Taxes. As of the Closing Date, the Borrower and its Subsidiaries have paid all Taxes that were due and payable (including in the capacity as a withholding agent), other than any Tax being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) reserves or other appropriate provisions, as shall be required in conformity with GAAP shall have been made therefor or (b) the failure to so pay would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

4.11    Title. Each of the Borrower and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), (c) to each of the Borrower’s and its Subsidiaries’ knowledge, valid license rights in (in the case of license interests in Intellectual Property), and (d) good title to or right to use (in the case of all other personal property), all of their respective properties and assets reflected in their respective

Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for (x) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8 or (y) except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for Permitted Encumbrances and as otherwise permitted by this Agreement including by Section 6.2, all such properties and assets are free and clear of Liens.

4.12    Real Estate Assets. As of the Closing Date, Schedule 4.12 is a complete and correct list of (a) all Real Estate Assets, and (b) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

4.13    Environmental Matters. Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity, in each case which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC. § 9604) or any comparable state Law that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. To each of the Borrower’s and its Subsidiaries’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. The representations and warranties in this Section 4.13 are the sole representations and warranties of Borrower with respect to environmental matters, including matters arising under Environmental Law or involving Environmental Claims, Hazardous Materials, or Hazardous Materials Activities.

4.14    Investment Company Regulation. Neither the Borrower nor any of the Guarantors is, or is required to be, registered under the Investment Company Act of 1940.

4.15    Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to or for the benefit of any Credit Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.16    Employee Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and (d) to the knowledge of the Borrower, no union organization activity that is taking place, except, with respect to any matter specified in clause (a), (b), (c) or (d) above, either individually or in the aggregate, that could not reasonably be likely to give rise to a Material Adverse Effect.

4.17    Employee Benefit Plans. Except as would not result in a Material Adverse Effect: (i) with respect to each Employee Benefit Plan and Foreign Pension Plan, the Borrower and its Subsidiaries are in material compliance with all applicable Laws, including the provisions and requirements of ERISA and the Code, and have performed all their obligations under each Employee Benefit Plan; (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status; (iii) no liability to the PBGC (other than required premium payments) has been or is expected to be incurred by any ERISA Party; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) no ERISA Party is in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; and (vi) neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

4.18    Solvency. As of the Closing Date and immediately after giving effect to use of proceeds of the Initial Term Loans, the Borrower and its Subsidiaries are, taken as a whole, Solvent.

4.19    Compliance with Laws.

(a)    Generally. Each of the Borrower and its Subsidiaries is in compliance with all applicable Laws in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Anti-Terrorism Laws. None of the Borrower or any of its Subsidiaries (and, to the knowledge of each such Person, no joint venture or subsidiary thereof) is in violation in any material respect of any Anti-Terrorism Law.

(c)    AML Laws; Anti-Corruption Laws and Sanctions. None of (i) the Borrower, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower, any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise.

4.20    Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances in which the same were made (after giving effect to all supplements thereto). Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrower and its Subsidiaries and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

4.21    Collateral. Subject to Sections 3.1(d), 3.1(f) and 5.15 of this Agreement (including with respect to any security interest that cannot be created, pledged or perfected on the Closing Date after the use by the Borrower of commercially reasonable efforts to create, pledge or perfect any such security interest in the Collateral on the Closing Date), the security interest of the Collateral Agent in the Collateral constitutes a valid, perfected first priority security interest in and continuing Lien on all of each Credit Party’s right, title and interest in, to and under the Collateral (subject to Permitted Encumbrances and other Permitted Liens).

4.22    Status as Senior Indebtedness. The Obligations constitute “senior indebtedness” as defined in any applicable Junior Financing Documentation.

4.23    Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower or the other Credit Parties own all software that was developed by, for, or on behalf of Borrower or any of its Subsidiaries for use in the business, (ii) each Credit Party exclusively owns and possesses all right, title and interest in and to the Owned IP free and clear of all Liens, other than Permitted Liens, and (iii) each Credit Party has sufficient rights pursuant to a license or other valid and enforceable rights to all other Intellectual Property used in, or held for use in, the operation of each Credit Party’s business as currently conducted. To the knowledge of any Credit Party, all material Owned IP is subsisting, valid, and enforceable.

SECTION 5    AFFIRMATIVE COVENANTS

On and after the Closing Date, so long as any Commitment is in effect and until payment in full of all Obligations (other than Remaining Obligations), each Credit Party shall, and shall cause each of its Subsidiaries to:

5.1    Financial Statements and Other Reports and Notices. Deliver to the Administrative Agent (for further distribution to the Lenders):

(a)    Quarterly Financial Statements. As soon as available, and in any event within 60 days (or, if after a Qualified IPO, 45 days or such longer period as permitted by the SEC) after the end of each Fiscal Quarter of each Fiscal Year, beginning with the Fiscal Quarter ending June 30, 2020, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; provided, the filing by the Borrower of a Form 10-Q (or any successor or comparable form) with the Securities and Exchange Commission as at the end of and for any applicable Fiscal Quarter shall be deemed to satisfy the obligations under this Section 5.1(a) to deliver financial statements and a Narrative Report with respect to such Fiscal Quarter.

(b)    Annual Financial Statements. As soon as available, and in any event within 120 days (or, if after a Qualified IPO, 90 days or such longer period as permitted by the SEC) after the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2020, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountant of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, which report shall not contain any going concern, scope of audit or similar qualification (other than a qualification related to the maturity of the Loans at the Initial Term Loan Maturity Date or any other Indebtedness maturing within one year from the time such report is delivered), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements); provided, the filing by the Borrower of a Form 10-K (or any successor or comparable form) with the Securities and Exchange Commission as at the end of and for any applicable Fiscal Year shall be deemed to satisfy the obligations under this Section 5.1(b) to deliver financial statements with respect to such Fiscal Year.

(c)    Compliance Certificate. (i) Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate.

(d)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in the accounting policies of the Borrower from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent.

(e)    Financial Statements of VIEs. Concurrently with any delivery of financial statements under clause (b) above and within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall provide unaudited financial statements of corresponding character and for dates and periods as in clauses (a) and (b) covering, to the extent consolidated, the VIEs, in each case together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such VIEs to the financial statements delivered pursuant to such clauses (a) and (b).

(f)    [reserved].

(g)    Notices. Promptly upon any officer of any Credit Party obtaining knowledge of any of the following, a certificate of its Authorized Officer specifying the nature and period of existence thereof, and what action the Borrower has taken, is taking and proposes to take with respect thereto:

(i)	any Default or Event of Default;

(ii)	the institution of, or non-frivolous threat by, any Adverse Proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii)	the occurrence of or forthcoming occurrence of any ERISA Event that would result in a Material Adverse Effect;

(iv)

(A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (B) any remedial action taken by the Borrower or any of its Subsidiaries in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(v)	any event or change that, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect.

(h)    [reserved].

(i)    Other Information. (A) Solely after the occurrence of a Qualified IPO, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet on any investor relations page at http://www.airbnb.com (or any successor page) or at http://www.sec.gov and (B) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation (which information and documentation shall be delivered directly to the requesting Persons and no other Persons).

Notwithstanding the foregoing, the information required to be delivered pursuant to Section 5.1(a) or (b) shall be (x) deemed to have been delivered on the date (A) on which such information has been posted on the Internet at www.sec.gov or such other website previously notified by the Borrower to the Administrative Agent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (B) on which the Relevant Public Company files its Form 10-K or 10-Q, as applicable, with the SEC and (y) to the extent relating to a Relevant Public Company that is a parent entity, accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Relevant Public Company, on the one hand, and the information relating to the Borrower and its Subsidiaries on a stand-alone basis, on the other hand.

5.2    Existence. Except as otherwise permitted under Sections 6.8 and 6.9, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, any Subsidiary of the Borrower shall not be required to preserve any such existence, right or franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

5.3    Payment of Taxes and Claims. Pay all applicable Taxes imposed upon it or any of its properties or assets for sums that have become due and payable with respect thereto; provided, no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves in conformity with GAAP are being maintained, except where the failure to do could not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

5.4    Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5    Insurance. Use commercially reasonable efforts to maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance (including customary flood insurance with respect to any Material Real Estate located in a Special Flood Hazard Area) with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower and its Subsidiaries will maintain or cause to be maintained actual cash value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance of property and/or liability shall, within ninety (90) days of the Closing Date (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), (i) in the case of liability insurance policies, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder for any covered loss and the Borrower shall use its commercially reasonable efforts to have each such loss payable clause or endorsement, as the case may be, provide for at least thirty days’ (or such lesser period as is reasonably acceptable to the Collateral Agent) prior written notice to the Collateral Agent of any modification or cancellation of such policy, except, in each case, where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. If at any time the area in which any improved Mortgaged Property is located is designated a Special Flood Hazard Area, the applicable Credit Party shall use commercially reasonable efforts to obtain customary flood insurance.

5.6    Books and Records. Keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall have been made.

5.7    Inspections. Permit each of the Administrative Agent and any authorized representatives designated by the Administrative Agent (and, solely during the existence of an Event of Default, any Lender or such Lender’s authorized representatives designated by such Lender) to visit and inspect any of the properties of the Borrower and its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may reasonably be requested and at the Credit Parties’ expense; provided, so long as no Event of Default has occurred and is continuing, the Credit Parties shall only be obligated to reimburse the Administrative Agent and any such authorized representative for the expenses of one such visit and inspection per calendar year. Notwithstanding anything to the contrary in this Section 5.7, none of the Borrower or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable Law or any third party contract legally binding on Borrower or such Subsidiary, or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product

5.8    Lenders Meetings. Upon the request of the Administrative Agent or the Required Lenders, participate in a telephone meeting of the Administrative Agent and the Lenders no more than once during each Fiscal Quarter to be held at a time as may be mutually and reasonably agreed to by the Borrower and the Administrative Agent.

5.9    Compliance with Laws.

(a)    Generally. Comply with the requirements of all applicable Laws (including all Environmental Laws), except for any noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Anti-Terrorism Laws. Comply in all material respects with all Anti-Terrorism Laws applicable thereto.

(c)    Anti-Corruption Laws. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions in all material respects.

5.10    Environmental. Promptly take any and all actions necessary and required under Environmental Laws to (a) cure any violation of applicable Environmental Laws by the Borrower or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) make an appropriate response to any Environmental Claim against the Borrower or any of its Subsidiaries and discharge any legally binding obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11    Subsidiaries. Within 45 days (or such longer period as acceptable to the Administrative Agent) after the date any Person becomes a Subsidiary of the Borrower, other than an Immaterial Subsidiary, or ceases to be an Excluded Subsidiary, shall:

(a)    Notice to Administrative Agent. Promptly send to the Administrative Agent written notice setting forth with respect to such Person, if applicable, (x) the date on which such Person became a Subsidiary of the Borrower or ceased to be an Excluded Subsidiary, and (y) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Borrower, and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof;

(b)    Counterpart Agreement. Other than with respect to an Excluded Subsidiary, promptly cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Collateral Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement and a joinder to the Collateral Agreement in form and substance reasonably satisfactory to the Collateral Agent;

(c)    Corporate Documents. Other than with respect to an Excluded Subsidiary, take all such corporate or limited liability company or other entity organizational actions, as applicable, and execute and deliver, or cause to be executed and delivered, all such applicable documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(j); and

(d)    Collateral Documents. Other than with respect to an Excluded Subsidiary, deliver all such applicable documents, instruments, agreements, and certificates consistent with those delivered on the Closing Date and take all of the actions necessary to grant and to perfect a first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Collateral Agreement (but subject to any limitations sets forth therein) in the Equity Interests of such Subsidiary and in substantially all of the personal property of such Subsidiary (other than Excluded Assets).

5.12    Material Real Estate.

(a)    With respect to each Material Real Estate listed in Schedule 5.12 (each, a “Closing Date Mortgaged Property”), within ninety (90) days of the Closing Date (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), and within ninety (90) days after the acquisition of any Material Real Estate (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), the Borrower or the applicable Domestic Subsidiary shall execute and/or deliver, or cause to be executed and/or delivered, to the Administrative Agent, for each Material Real Estate, the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)	to the extent an appraisal is required under FIRREA, an appraisal complying with FIRREA;

(ii)

a fully executed and acknowledged Mortgage in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable first priority Lien (subject only to Permitted Encumbrances) on the Mortgaged Property described therein in favor of the Collateral Agent;

(iii)

a Title Policy insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Encumbrances;

(iv)

then current A.L.T.A. surveys in respect of such Mortgaged Property, certified to the Administrative Agent by a licensed surveyor or an update to an existing A.L.T.A. survey or an existing A.L.T.A. survey with a “no change” affidavit sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception;

(v)

the Borrower shall use commercially reasonable efforts to deliver (A) a completed “Life of Loan” standard flood hazard determination form as to any improved Mortgaged Property, (B) if the improvements located on a

Mortgaged Property are located in a Special Flood Hazard Area, a notification to the Borrower (a “Flood Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the community in which the Mortgaged Property is located does not participate in the NFIP, and (C) if the Flood Notice is required to be given (x) documentation evidencing the Borrower’s receipt of the Flood Notice (e.g., a countersigned Flood Notice) and (y) evidence of Flood Insurance as required by Section 5.5;

(vi)

a PZR Zoning Report, or equivalent zoning report or municipal zoning letter, providing that the continued operation of the properties and assets as currently conducted conforms with all applicable zoning and building laws, rules or regulations or a zoning endorsement to the Lender’s title policy;

(vii)

an opinion of local counsel in each state in which such Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as are customary and as the Administrative Agent may reasonably request.

(b)    In addition to the obligations set forth in Section 5.12(a), within forty-five (45) days after written notice from the Administrative Agent to the Borrower that any Mortgaged Property which was not previously located in an area designated as a Special Flood Hazard Area has been redesignated as a Special Flood Hazard Area, the Credit Parties shall satisfy the Flood Insurance requirements of Section 5.5.

(c)    From time to time, if the Administrative Agent reasonably determines that obtaining appraisals is necessary in order for the Administrative Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, the Administrative Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Administrative Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party and the fair market value or such other value as determined by the Administrative Agent (for example, replacement cost for purposes of Flood Insurance) of any Material Real Estate of any Credit Party.

5.13    Use of Proceeds. Use the proceeds of any Credit Extension for general corporate purposes and working capital.

5.14    Further Assurances. Subject to the express limitations set forth herein and in the Collateral Documents, at any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Borrower, and its Subsidiaries that are Grantors and all of the outstanding Equity Interests of the Subsidiaries of the Borrower (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries and any Excluded Subsidiaries).

5.15    Post-Closing Obligations. Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified on such schedule (which may be extended in the Administrative Agent’s sole discretion).

SECTION 6    NEGATIVE COVENANTS

On and after the Closing Date, so long as any Commitment is in effect and until payment in full of all Obligations (other than Remaining Obligations), no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:

6.1    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    (i) the Obligations, (ii) Indebtedness existing on the Closing Date (other than the Second Lien Loans) and set forth in Schedule 6.1(a)(ii) and, in the case of this clause (ii), any Permitted Refinancing thereof and (iii) the Second Lien Loans outstanding on the Closing Date and, in the case of this clause (iii), any Permitted Refinancing thereof;

(b)    Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations (but not with respect to letters of credit) incurred in the ordinary course of business or in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims or with respect to host protection insurance programs for which the host is a beneficiary;

(c)    Indebtedness of the Borrower or any of its Subsidiaries in respect of netting services, overdraft protections and otherwise in connection with deposit and securities accounts arising in the ordinary course of business;

(d)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, such Indebtedness is extinguished within 30 days after its incurrence;

(e)    Indebtedness consisting of unpaid insurance premiums (not in excess of eighteen months’ premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(f)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(g)    (i) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business and (ii) treasury and cash management obligations, including depository, credit or debit card, purchasing cards, electronic funds transfer and other cash management arrangements;

(h)    Indebtedness of the Borrower or any of its Subsidiaries owing to the Borrower or any of its Subsidiaries to the extent the Investment made by the person extending such credit is permitted under Section 6.6(e); provided, any such Indebtedness owing by a Credit Party to a non-Credit Party shall be subordinated in right of payment to the payment in full of the Obligations (other than Remaining Obligations) pursuant to terms reasonably satisfactory to the Administrative Agent;

(i)    unsecured Indebtedness of the Borrower or any of its Subsidiaries (which may consist of promissory notes issued by the Borrower or any of its Subsidiaries) to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any parent thereof permitted by Section 6.4; provided, such Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations pursuant to terms reasonably satisfactory to the Administrative Agent;

(j)    Indebtedness of the Borrower and its Subsidiaries with respect to Capital Leases, Purchase Money Indebtedness and other obligations the proceeds of which are used to acquire or construct fixed or capital assets or improvements with respect thereto and any Permitted Refinancing thereof and Indebtedness incurred in connection with sale and leaseback transactions permitted hereunder in an aggregate amount not to exceed $250,000,000 outstanding at any time for all such Persons;

(k)    unsecured Indebtedness of the Borrower and Guarantors in an aggregate principal amount not to exceed $2,000,000,000 at any time outstanding; provided that such Indebtedness (i) shall not be guaranteed by any Person other than a Credit Party, (ii) shall have a maturity date that is after the Initial Term Loan Maturity Date at the time such Indebtedness is incurred; provided that restrictions in this clause (ii) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges or constitutes a “term A loan” facility and (iii) shall not be subject to scheduled amortization prior to maturity; provided that restrictions in this clause (iii) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges or constitutes a “term A loan” facility;

(l)    Indebtedness of the Credit Parties (such Indebtedness, or commitments in respect thereof, “Permitted First Lien Indebtedness”) in an aggregate principal amount not to exceed $1,000,000,000 less the aggregate outstanding principal amount of Initial Term Loans, at any time outstanding, provided that:

(i)	no Default or Event of Default shall exist before or after giving effect to the incurrence of such Indebtedness;

(ii)	such Indebtedness (A) shall have a final scheduled maturity date no earlier than the Initial Term Loan Maturity Date and (B) shall have scheduled amortization no greater than 1.00% per annum;

(iii)

such Indebtedness (A) shall not be guaranteed by any Person other than a Credit Party, (B) shall not be secured by any assets other than the Collateral, in each case, unless such Person is added as a Guarantor and such assets are included in the Collateral concurrently with the incurrence of such Indebtedness and (C) shall not be guaranteed or secured by any documentation that is more favorable to the lenders of such Indebtedness than the Lenders hereunder (including with respect to the scope of guarantee and the limitations on perfection and enforcement rights); and

(iv)

such Indebtedness shall be pari passu in payment, waterfall and/or lien priority with the Obligations and all other Permitted First Lien Indebtedness and shall be secured by the Collateral on a pari passu basis with the Lien securing the Obligations, and the representative thereof shall have entered into the Closing Date Intercreditor Agreement and the First Lien Intercreditor Agreement;

(v)

the Effective Yield for any such Indebtedness (other than Indebtedness in the form of notes or bonds) are greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum, then the Effective Yield for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans are equal to the Effective Yield for such Indebtedness minus 0.50% per annum;

(vi)	[reserved];

(vii)

except as otherwise expressly set forth above, (x) the optional or mandatory prepayment and redemption terms with respect such Indebtedness shall be determined by the Borrower and the lenders or investors providing such Indebtedness; provided that to the extent any mandatory prepayment is offered to such Indebtedness, the same mandatory prepayment terms shall apply to the Initial Term Loans and (y) any other term of the applicable Permitted First Lien Debt Documents, including with respect to any financial covenant and collateral and security matters shall be no more favorable to the lenders or investors providing such Indebtedness than those applicable to the Initial Term Loans unless applicable solely to periods after the Initial Term Loan Maturity Date existing at the time of such incurrence or added for the benefit of the Initial Term Loans;

(viii)

the Administrative Agent shall have been provided with all definitive documentation (or drafts thereof followed by changes thereto) in respect of such Indebtedness and to the extent any change to the Credit Documents would be required pursuant to the terms above, any amendment to any such Credit Document shall be consummated prior to or concurrently with the consummation of the incurrence of such Indebtedness; and

(ix)

after giving effect to such incurrence, the aggregate outstanding principal amount of Permitted First Lien Indebtedness and Permitted COVID Senior Lien Indebtedness shall not exceed the Permitted Senior Debt Cap;

provided further that upon the satisfaction of the Free Cash Flow Condition, the Borrower may incur an additional $500,000,000 of such Indebtedness subject to the limitations above; except that such additional Indebtedness pursuant to this second proviso may be incurred in the form of a revolving credit facility or a term loan facility; and to the extent it is incurred in the form of a revolving credit facility, any financial covenant solely applicable to such revolving credit facility shall not be required to be added for the benefit of the Initial Term Loans; provided further that after giving effect to such incurrence pursuant to the provisions above, the aggregate outstanding principal amount of Permitted First Lien Indebtedness and Permitted COVID Senior Lien Indebtedness shall not exceed the Permitted Senior Debt Cap.

In calculating the outstanding principal amount of any Permitted First Lien Indebtedness at any time any principal amount representing the capitalized interest contemplated by the terms thereof shall be excluded.

(m)    Indebtedness of the Borrower or any of its Subsidiaries under Swap Contracts entered into for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person or in respect of Permitted First Lien Indebtedness or foreign exchange risk and in each case, not for speculative purposes;

(n)    guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary, so long as, (i) in the case of guarantee provided by a Credit Party in respect of Indebtedness of a Subsidiary that is not a Credit Party, such guarantee is in the ordinary course of business and (ii) a Subsidiary that is not a Credit Party shall not guarantee any Indebtedness for borrowed money of any Credit Party;

(o)    Indebtedness in respect of bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by Borrower or any of its Subsidiaries, including guaranties or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(p)    Indebtedness representing deferred compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business or in connection with an acquisition or other investment;

(q)    Indebtedness of the Borrower and its Subsidiaries assumed in connection with any acquisition, together with any Permitted Refinancing thereof, in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that (i) such Indebtedness is not incurred in contemplation of such acquisition and (ii) both immediately prior to and after giving effect to the assumption of such Indebtedness and any Permitted Refinancing thereof, no Event of Default shall exist or result therefrom;

(r)    Indebtedness in the form of letters of credit in an aggregate face amount not to exceed the sum of (i) the face amount of the Existing Letters of Credit on the Closing Date and (ii) $150,000,000 at any time outstanding;

(s)    Indebtedness incurred in connection with, related to or associated with any governmental assistance and/or sponsored facility or program related to the COVID-19 pandemic (including, for the avoidance of doubt, any assistance, facility or program contemplated by the CARES Act or established by the Federal Reserve under the authority of Section 13(3) of the Federal Reserve Act); provided that (i) to the extent such Indebtedness constitutes Permitted COVID Senior Lien Indebtedness, after giving effect to such incurrence, the aggregate outstanding principal amount of Permitted First Lien Indebtedness and Permitted COVID Senior Lien Indebtedness shall not exceed the Permitted Senior Debt Cap and (ii) any such Indebtedness shall not be senior in right of payment to the Initial Term Loans; and

(t)    surety bonds, guarantees, insurance or similar instruments allowable to meet the safeguarding requirements of Payments and Electronic Money Institution regulators with the purpose of enabling greater utilization of cash held on behalf of customers for working capital purposes.

6.2    Liens. Create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(a)    (i) Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document, (ii) Liens existing on the Closing Date (other than Liens securing obligations under the Second Lien Credit Agreement) and set forth on Schedule 6.2(a)(ii) and any replacements, renewals or extensions thereof, (iii) Liens securing Permitted First Lien Indebtedness and any Swap Contracts and cash management obligations secured on a pari passu basis with any Permitted First Lien Indebtedness, which shall in all cases be subject to the Closing Date Intercreditor Agreement and the First Lien Intercreditor Agreement and (iv) Lien on Collateral securing Indebtedness under Section 6.1(a)(iii) and other obligations (other than Indebtedness) outstanding under the Second Lien Credit Agreement or any Permitted Refinancing thereof, which shall in all cases be subject to the Closing Date Intercreditor Agreement;

(b)    each of the following Liens (each, a “Permitted Encumbrance”), excluding any such Lien imposed by any section of ERISA:

(i)	Liens for Taxes if the applicable Person is in compliance with Section 5.3 with respect thereto;

(ii)

statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business;

(iii)

(A) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (B) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(iv)

pledges or deposits to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory or regulatory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(v)

covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects or survey matters, in each case affecting Real Estate Assets and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and any exceptions on the Title Policies issued in connection with the Mortgaged Properties;

(vi)

Liens (A) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (B) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(vii)

Liens (A) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(viii)

(A) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Subsidiaries in the ordinary course of business or not otherwise materially interfering with the Borrower’s or any of its Subsidiaries’ business taken as a whole and (B) non-exclusive licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business or not otherwise materially interfering with the Borrower’s or any of its Subsidiaries’ business taken as a whole;

(ix)

Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(x)

Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xi)

Liens that are contractual, statutory or common law provision relating to banker’s liens, rights of set-off, rights of pledge or similar rights and remedies (A) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or investment or securities accounts, (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(xii)

Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with any Investment permitted hereunder;

(xiii)	ground leases in respect of Real Estate Assets on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(xiv)

(A) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (B) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(xv)	Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(xvi)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xvii)

Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(xviii)

deposits of cash with the owner or lessor of premises leased and operated by the Borrower or its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(xix)

in the case of any non-wholly owned Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(xx)	Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(xxi)	Liens disclosed as an exception to a Title Policy;

(xxii)	Liens deemed to exist in connection with repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;

(xxiii)	Liens on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;

(xxiv)	Liens on cash and Cash Equivalents securing obligations under master netting agreements and other Swap Contracts permitted hereunder;

(xxv)

Liens encumbering property or assets under construction (and proceeds or products thereof) arising from progress or partial payments by a customer of the Borrower or its Subsidiaries relating to such property or assets;

(c)    Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.1(h);

(d)    Liens securing Indebtedness permitted pursuant to Section 6.1(j); provided, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capital Leases or Purchase Money Indebtedness and the proceeds and products thereof and customary security deposits;

(e)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary or otherwise securing Indebtedness acquired or assumed by the Borrower or any Subsidiary and any replacements, renewals or extensions thereof; provided, (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds, products and accessions thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(f)    Liens securing obligations (other than Indebtedness for borrowed money) of the Borrower or its Subsidiaries in an aggregate amount for all such Persons not to exceed at any time $50,000,000 outstanding;

(g)    Liens (i) in favor of the Borrower or a Subsidiary on assets of a Subsidiary that is not a Credit Party securing permitted intercompany Indebtedness and (ii) in favor of the Borrower or any Guarantor; provided that any Lien made in favor of the Borrower or any Guarantor shall constitute Collateral;

(h)    Liens securing any Indebtedness under Section 6.1(r) and any Permitted Refinancings thereof; and

(i)    Liens securing any Indebtedness under Section 6.1(s) and any Permitted Refinancings thereof; provided that (x) to extent any such Liens are on Collateral, they shall not be senior in priority to the Liens securing the Obligations and (y) to the extent any such Liens are on assets not constituting Collateral, such assets are included in the Collateral substantially concurrently with the incurrence of such Indebtedness.

6.3    Payments and Prepayments of Certain Indebtedness.

(a)    Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Financing, except:

(i)	the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any parent thereof;

(ii)	repayments, redemptions, purchases, defeasances and other satisfaction prior to scheduled maturity in respect of any Junior Financing not to exceed $250,000,000 in aggregate;

(iii)	required payments of regularly scheduled payments of interest, fees and premiums;

(iv)

refinancings, replacements, substitutions, exchanges and renewals of any such Junior Financing to the extent such refinancing, replacement, exchange or renewed Indebtedness constitutes Junior Financing and is otherwise permitted by Section 6.1;

(v)	payments of intercompany Indebtedness permitted under Section 6.1;

(vi)	[reserved];

(vii)

additional repayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing in an aggregate amount not to exceed the unused capacity under Section 6.4(i) (it being understood that any such repayments, redemptions, purchases, defeasances and other payments made in reliance on this clause (vii) shall reduce the amounts available under Section 6.4(i)); and

(viii)

so long as no Default or Event of Default shall have occurred or be continuing or shall be caused thereby, mandatory prepayments of Second Lien Loans required by the terms of the Second Lien Credit Agreement with Declined Proceeds.

(b)    Amend, modify or change any term or condition of any Junior Financing Documentation in violation of the applicable definition or criteria thereof of the applicable subordination terms or intercreditor agreement, or in any manner that is materially adverse to the interests of the Lenders.

6.4    Restricted Payments. Declare, order, pay or make any Restricted Payment except that, without duplication:

(a)    each Subsidiary may make Restricted Payments to the Borrower and other Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower, any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on its relative ownership interests of the relevant class of Equity Interests (other than, at any time an Event of Default is continuing, to any Affiliate of the Borrower that is not a Subsidiary));

(b)    the Borrower and each Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person (and, in the case of such a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(c)    the Borrower may (x) repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or exercises of warrants, options or restricted stock units, (y) “net exercise” or “net share settle” warrants, options or restricted stock units or (z) so long as no Event of Default then exists or would result therefrom, make cash settlement payments upon the exercise of warrants, options or restricted stock units to purchase its Equity Interests;

(d)    the Borrower may redeem or otherwise cancel Equity Interests or rights in respect thereof granted to (or make payments on behalf of) directors, officers, employees or other providers of services to the Borrower and its Subsidiaries in an amount required to satisfy tax withholding obligations and any exercise price for options relating to the vesting, settlement or exercise of such Equity Interests or rights;

(e)    following a Qualified IPO, the Borrower or any Subsidiary of the Borrower may make any Restricted Payment that has been declared by the Borrower or such Subsidiary, so long as such Restricted Payment was otherwise permitted to be incurred under this Section 6.4 at the time of declaration and is made within 60 days of such declaration;

(f)    following a Qualified IPO, the Borrower may repurchase Equity Interests pursuant to any accelerated stock repurchase or similar agreement;

(g)    so long as no Default then exists or would result therefrom, the Borrower may make Restricted Payments not otherwise permitted under this Section 6.4 using the proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests); provided that the Restricted Payment and the issuance of such Equity Interests are substantially concurrent;

(h)    the Borrower may make Restricted Payments:

(i)    [reserved];

(ii)    the proceeds of which shall be used by any parent entity of the Borrower to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of any parent entity of the Borrower attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii)    the proceeds of which shall be used by any parent entity of the Borrower to pay franchise or similar taxes and other fees and expenses required to maintain its corporate existence;

(iv)    the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any parent entity of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operations of the Borrower and its Subsidiaries; and

(v)    to allow any parent entity of the Borrower to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by any parent entity of the Borrower that is directly attributable to the ownership or operations of the Borrower and its Subsidiaries.

(i)    other Restricted Payments not otherwise permitted by this Section 6.4 in an amount not to exceed $250,000,000 minus any repayments, redemptions, purchases, defeasances and other payments made in reliance of this clause (i) in accordance with Section 6.3(a)(vii);

(j)    the declaration and payment of Restricted Payments on the Borrower’s common stock (or the payment of Restricted Payments to any direct or indirect parent company of the Borrower to fund a payment of dividends on such company’s common stock), following consummation of a Qualified IPO, in an annual amount for each fiscal year of the Borrower equal to the greater of (a) an amount equal to 6.0% of the net cash proceeds of such IPO (and any subsequent public offerings) received by or contributed to the Borrower and/or its Subsidiaries, other than public offerings with respect to common stock registered on Form S-8 and (b) an amount equal to 7.0% of the market capitalization the Borrower and its Subsidiaries;

(k)    In connection with or at any time after a Qualified IPO, Restricted Payments declared and made to current and former employees holding expired or soon to be expired Equity Interests of the Borrower, so long as Liquidity, after giving effect thereto, is no less than $1,000,000,000 (it being understood and agreed that the Borrower may announce and/or set aside funds for such Restricted Payments prior to a Qualified IPO so long as such Restricted Payment is not made until the consummation of such Qualified IPO); and

(l)    In connection with or at any time after a Qualified IPO, Restricted Payments declared and made in connection with Project Denali, so long as Liquidity, after giving effect thereto, is no less than $1,000,000,000 (it being understood and agreed that the Borrower may announce and/or set aside funds for such Restricted Payments prior to a Qualified IPO so long as such Restricted Payment is not made until the consummation of such Qualified IPO).

Notwithstanding anything herein to the contrary, none of the Borrower or any of its Subsidiaries will declare or make a Restricted Payment of any trademark comprised of “AIRBNB” to any Person that is not a Credit Party in reliance on this Section 6.4.

6.5    Burdensome Agreements. Create or otherwise cause or suffer to exist or become effective any Contractual Obligation that encumbers or restricts the ability of the Borrower or any of its Subsidiaries to:

(a)    pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower; or

(b)    make loans or advances to the Borrower or any other Subsidiary of the Borrower;

provided, notwithstanding anything herein to the contrary, this Section 6.5 shall not apply to Contractual Obligations that:

(i)

are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary (and any amendments or modifications thereof that do not materially expand the scope of any such prohibition restriction or condition);

(ii)	represent Indebtedness of a Subsidiary that is not a Credit Party which is permitted by Section 6.1 and which does not apply to any Credit Party;

(iii)

are customary restrictions that arise in connection with (x) any Permitted Lien and relate to the property subject to such Lien or (y) arise in connection with any disposition permitted by Section 6.8 or 6.9 and relate solely to the assets or Person subject to such disposition;

(iv)	are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.6;

(v)

are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.1 but solely to the extent any negative pledge relates to the property financed by such Indebtedness and the proceeds, accessions and products thereof;

(vi)

are customary restrictions on leases, subleases, licenses or contemplated by asset sale, merger, purchase or other similar agreements not prohibited hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(vii)	are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of the Borrower or any of its Subsidiaries;

(viii)	are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(ix)	are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(x)	arise in connection with cash or other deposits permitted under Sections 6.2 and 6.6 and limited to such cash or deposit;

(xi)	are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii)	are restrictions regarding licensing or sublicensing by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business;

(xiii)	are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder;

(xiv)

customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person;

(xv)	are in existence on the Closing Date and set forth on Schedule 6.5 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect; and

(xvi)	are set forth in any agreement governing Indebtedness not prohibited by Section 6.1; provided that such restrictions and conditions are customary for such Indebtedness.

6.6    Investments. Make or own any Investment in any Person except Investments in or constituting:

(a)    cash and Cash Equivalents;

(b)    [Reserved];

(c)    Equity Interests of any Subsidiary directly or indirectly owned by the Borrower on the Closing Date;

(d)    Equity Interests of any Guarantor acquired after the Closing Date;

(e)    Investments (i) by the Borrower or any Subsidiary in the Borrower or any other Subsidiary; provided, that Investments by the Borrower or any Guarantor in a Subsidiary that is not a Guarantor shall only be made in cash and Cash Equivalents and shall either (x) be solely for the purpose of funding ordinary course operations and initiatives of such Subsidiary or (y) in connection with ordinary course of business cash management, cash pooling and other similar arrangements, or (z) otherwise in an aggregate amount not to exceed $100,000,000 at any time outstanding and (ii) held by the Borrower or any Subsidiary on the Closing Date and set forth on Schedule 6.6(e);

(f)    accounts receivable arising and trade credit granted in the ordinary course of business;

(g)    Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of a Credit Party which are used by such Persons to purchase simultaneously Equity Interests of any parent thereof;

(h)    promissory notes, securities and other non-cash consideration received in connection with Asset Sales permitted by Section 6.9;

(i)    (i) Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors, (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries and (iii) Securities of trade creditors or customers that are received in settlement of bona fide disputes;

(j)    Investments made in the ordinary course of business consisting of negotiable instruments held for collection in the ordinary course of business and lease, utility and other similar deposits in the ordinary course of business;

(k)    advances, loans or extensions of credit by the Borrower or any of its Subsidiaries in compliance with applicable Laws to officers, non-affiliated members of the Board of Directors, managers, consultants and employees of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, entertainment or relocation, out of pocket or other business-related expenses;

(l)    loans by the Borrower or any of its Subsidiaries in compliance with applicable Laws to officers, non-affiliated members of the Board of Directors, managers, consultants and employees of the Borrower or any of its Subsidiaries the proceeds of which shall be used to purchase the Equity Interests of the Borrower in an aggregate amount outstanding for all such loans not to exceed $50 million then outstanding; provided, any such loan shall be matched by the applicable officer, non-affiliated director, or employee, as the case may be, on a dollar-for-dollar basis in respect of the purchase price for such Equity Interests;

(m)    Investments for which the consideration consists solely of Equity Interests of the Borrower or its direct or indirect parent entity;

(n)    to the extent constituting Investments, deposit and securities accounts maintained in the ordinary course of business and in compliance with the provisions of the Credit Documents;

(o)    Investments consisting of Indebtedness, Liens, fundamental changes, Asset Sales and Restricted Payments permitted under Sections 6.1, 6.2, 6.7, 6.8 and 6.4, respectively (other than by reference to this Section 6.6(o)); provided that no Investment can be made solely pursuant to this Section 6.6(o);

(p)    Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, merges or amalgamates with the Borrower or any Subsidiary thereof, so long as such Investments were not made in contemplation of such Person becoming a Subsidiary, or of such consolidation, merger or amalgamation; and

(q)    any transaction or series of related transactions by the Borrower or any of its Subsidiaries for (x) the direct or indirect acquisition of all or substantially all of the property of any Person, or of any business or division of any Person, (y) the acquisition of all or a substantial portion (including by merger or consolidation) of the Equity Interests (other than director qualifying shares) of any Person that becomes a Subsidiary of the Borrower after giving effect to such transaction, or (z) merger or consolidation or any other combination with any Person (so long as a Credit Party, to the extent such Credit Party is a party to such transaction, is the surviving entity) so long as:

(i)    no Default or Event of Default (or, in the case of a Limited Conditionality Acquisition, no Event of Default under any of Section 8.1(a), 8.1(f) or 8.1(g)) is continuing;

(ii)    any such newly created or acquired Subsidiary shall either (x) to the extent required by Sections 5.11 and 5.12, become a Credit Party and comply with the requirements set forth herein with respect thereto or (y) if such Subsidiary does not become a Credit Party and comply with the requirements of Sections 5.11 and 5.12, the total consideration paid for such purchase or acquisition and all other such purchases or acquisitions described in this clause (ii)(y), shall not exceed $250,000,000 (excluding, for purposes of calculating the foregoing amount, any acquisitions for which the consideration consists solely of Equity Interests of the Borrower or its direct or indirect parent entity or, if such consideration is partly of Equity Interests of the Borrower or its direct or indirect parent entity, then the value of such Equity Interest is also excluded).

(r)    Investments in Swap Contracts permitted under Section 6.1.

(s)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(t)    advances of payroll payments to employees in the ordinary course of business;

(u)    non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(v)    contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(w)    product initiatives and loyalty programs;

(x)    Investments in connection with Project Denali;

(y)    Investments in VIEs not to exceed $25,000,000 per calendar year;

(z)    additional Investments (other than Investments in a Subsidiary of the Borrower), so long as Liquidity, after giving effect thereto, is no less than $1,000,000,000; provided that, none of the Borrower or any of its Subsidiaries will sell, assign or transfer legal and beneficial ownership interest in any trademark comprised of “AIRBNB” to any Person that is not a Credit Party in reliance on this clause (z); and

(aa)    Investments in connection with the Hardship Fund and Community Fund; provided that such Investments made in reliance on this clause (aa) using proceeds from the operations of the Borrower and its Subsidiaries shall not exceed $75,000,000.

6.7    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)    any Subsidiary of the Borrower may be merged with or into the Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor; provided, in the case of such a merger, the Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person and shall not change its jurisdiction of establishment; and

(b)    any Subsidiary of the Borrower that is not a Guarantor may be merged with or into another Subsidiary of the Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another Subsidiary of the Borrower; provided, in the case of a merger between a Subsidiary of the Borrower that is not a Guarantor and a Guarantor, the Guarantor shall be the continuing or surviving Person and shall not change its jurisdiction of establishment;

(c)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Person may merge with or into or consolidate with the Borrower or a Subsidiary of the Borrower, if (A) any of the Borrower or a Subsidiary of the Borrower (which Subsidiary shall have assumed the Obligations of the applicable Guarantor by operation of Law or through assumption documents satisfactory to the Administrative Agent to the extent a Guarantor is merged with or into or consolidated with such Subsidiary and such Guarantor is not the surviving person) is the surviving Person or (B) if the Borrower or the applicable Subsidiary, as the case may be, is not the surviving Person, (x) all Obligations of the Borrower or the applicable Subsidiary, as the case may be, shall have been assumed by the surviving Person by operation of Law or through assumption documents reasonably satisfactory to the Administrative Agent and (y) the surviving Person shall be organized under the laws of any jurisdiction within the United States; and

(d)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, the Borrower or a Subsidiary of the Borrower may (A) with respect to any Subsidiary, merge into any other Subsidiary of the Borrower for the purpose of effecting a change in its state of incorporation in the United States (if all Obligations shall have been assumed by such Subsidiary by operation of Law or through assumption documents reasonably satisfactory to the Administrative Agent), and (B) reincorporate in any other jurisdiction in the United States, but must in each case promptly notify the Administrative Agent thereof.

6.8    Asset Sales. Sell, lease or sub-lease (as lessor or sublessor), sell and leaseback, assign, convey, license (as licensor or sublicensor), transfer or otherwise dispose to (any of the foregoing, an “Asset Sale”), any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Subsidiaries of the Borrower, except:

(a)    the liquidation or other disposition of cash and Cash Equivalents;

(b)    the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of inventory or other assets, in each case, in the ordinary course of business;

(c)    the sale or discount, in each case without recourse and in the ordinary course of business, by the Borrower or its Subsidiaries of accounts receivable or notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities received in any such bankruptcy or reorganization;

(d)    the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of used, worn out, obsolete or surplus property by the Borrower or its Subsidiaries, including the abandonment or other disposition of intellectual property, in each case, which, in the reasonable judgment of the Borrower, is no longer economically practicable to maintain or necessary for or useful in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(e)    the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of equipment or Real Estate Assets to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property, or (iii) such transaction is part of a sale lease-back of such property permitted by Section 6.9;

(f)    any conveyance, transfer, exchange or disposition of assets which would constitute a Restricted Payment permitted under Section 6.4 or an Investment permitted under Section 6.6 (other than, in each case, by reference to this Section 6.8(f));

(g)    the sale, lease, assignment, conveyance, transfer, license, exchange or disposition of assets resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset, or consisting of or subsequent to a total loss or constructive total loss of property;

(h)    Asset Sales constituting (i) Investments made in accordance with Section 6.6, (ii) sale and leaseback transactions permitted under Section 6.9 or (iii) Liens permitted under Section 6.1 (other than, in each case, by reference to this Section 6.8(h));

(i)    the Borrower and its Subsidiaries may lease or sublease (as lessee or sublessee) or license or sublicense (as licensee or sublicensee) real or personal property so long as any such lease, license, sublease or sublicense does not create a Capital Lease except to the extent permitted by Section 6.1;

(j)    non-exclusive licensing (as licensor or sublicensor) of intellectual property provided that the same do not in any material respect interfere with the business of the Borrower and its Subsidiaries taken as a whole;

(k)    Asset Sales to, between or among the Borrower and any Guarantor;

(l)    Asset Sales (x) between or among any Subsidiary that is not a Guarantor and any other Subsidiary that is not a Guarantor or joint venture, (y) by a Subsidiary that is not a Guarantor to Borrower or any other Guarantor, or (z) by any Credit Party to a Subsidiary and/or joint venture that is not a Credit Party to the extent constituting an Investment permitted under Section 6.6(e);

(m)    the unwinding of any Swap Contracts;

(n)    dispositions of Investments in joint ventures in existence on the Closing Date to the extent required by, or pursuant to, customary buy/sell arrangements between the applicable joint venture party as set forth in the joint venture arrangements or similar binding agreements among such joint venture party as in effect on the Closing Date;

(o)    dispositions or sales of a de minimis amount of Securities of a Subsidiary in order to qualify members of the governing body of such Subsidiary to the extent required by Law;

(p)    any grant of an option to purchase, lease or acquire property, so long as the disposition resulting from the exercise of such option would otherwise be permitted hereunder;

(q)    Asset Sales in connection with tax restructurings and tax planning; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired, including as a result of the release of any Guarantor in connection therewith; and

(r)    Asset Sales of property to Persons other than the Borrower or any of the Subsidiaries (including (x) the sale or issuance of Equity Interests in a Subsidiary and (y) any sale lease-back) not otherwise permitted under this Section 6.8; provided that (i) such disposition is made for fair market value, (ii) with respect to any Asset Sale pursuant to this clause (r) for a purchase price in excess of $250,000,000 for any such transaction permitted pursuant to this clause (r) since the Closing Date, the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash, Cash Equivalents or publicly traded securities; provided, however, that for the purposes of this clause (ii), (A) the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Borrower (or a parent entity) provided hereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of Borrower or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by Borrower) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement which releases the Borrower or such Subsidiary from such liabilities, (B) any securities (other than publicly traded securities) received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Asset Sale, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in respect of such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (r) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of 5% of Consolidated Total Assets for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) as of the time of receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash (for the avoidance of doubt, publicly traded securities shall not be subject to the foregoing limit); provided that, none of the Borrower or any of its Subsidiaries will sell, assign or transfer legal and beneficial ownership interest in any trademark comprised of “AIRBNB” to any Person that is not a Credit Party in reliance on this clause (r).

6.9    Sales and Lease-Backs. Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Person (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any Guarantor), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Person to any Person (other than the Borrower or any Guarantor) in connection with such lease, in each case other than as permitted by Section 6.8(r) or 6.1, as applicable.

6.10    Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (other than between or among the Borrower and its Subsidiaries), on terms that are less favorable to the Borrower or any of its Subsidiaries (taken as a whole), as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided, the foregoing restriction shall not apply to:

(a)    any transaction between or among the Borrower and any of its Subsidiaries not otherwise restricted hereunder;

(b)    any transaction between or among non-Credit Party Subsidiaries not otherwise restricted hereunder;

(c)    reasonable and customary indemnities (including the provision of directors and officers insurance) provided to, and reasonable and customary fees and out-of-pocket expense reimbursement paid to, members of the Board of Directors, officers and other employees of the Borrower and its Subsidiaries;

(d)    reasonable and customary employment, compensation (including bonus) and severance arrangements for members of the Board of Directors, officers and other employees of the Borrower and its Subsidiaries;

(e)    Restricted Payments to the extent permitted under Section 6.4, Investments to the extent permitted under Section 6.6 and other transactions permitted by Section 6;

(f)    any transaction existing on the Closing Date and set forth on Schedule 6.10(f) or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(g)    transactions approved by a majority of the disinterested directors of the Borrower’s Board of Directors;

(h)    any transaction involving amounts less than $500,000 individually and $5,000,000 in the aggregate; and

(i)    any voting agreement entered into by any holder of the Borrower’s Equity Interest existing on the Closing Date or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect.

6.11    Fiscal Year. Change its Fiscal Year-end from December 31.

SECTION 7    GUARANTY

7.1    Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a) following an Event of Default, collectively, the “Guaranteed Obligations”).

7.2    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (x) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (y) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors times (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state Law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3    Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due following an Event of Default but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in such proceeding) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.

7.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than Remaining Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)    this Guaranty is a guaranty of payment when due and not of collectability;

(b)    this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c)    the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(d)    the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(e)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid when due. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(f)    any Secured Party, upon such terms as it deems appropriate, without notice or demand (except to the extent notice is required to be provided hereunder, in any other Credit Document or under applicable Law) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its reasonable discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (but so long as such sale is in accordance with applicable Law), and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(g)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than Remaining Obligations) or unless the obligations of the Guarantors are reduced or terminated by the Agent and applicable Secured Parties in accordance with the terms of this Agreement), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (iv) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; and (v) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vi) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5    Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable Law, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than Remaining Obligations); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof (other than the default of payment), (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than the defense of payment).

7.6    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than Remaining Obligations) shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Guaranteed Obligations (other than Remaining Obligations) shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than Remaining Obligations) shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof and of the other Credit Documents.

7.7    Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9    Authority of Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, members of the Board of Directors or any agents acting or purporting to act on behalf of any of them.

7.10    Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.

7.11    Bankruptcy, Etc.

(a)    The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12    Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to a Person that is not the Borrower or a Subsidiary of the Borrower, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or disposition. In addition, a Guarantor shall automatically be discharged and released of its Guaranty (i) upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary or (ii) upon the request of the Borrower, upon any Guarantor becoming an Excluded Subsidiary (other than as a result of becoming a non-wholly-owned Subsidiary).

7.13    Maximum Liability. It is the desire and intent of the Guarantors and the Secured Parties that this Guaranty shall be enforced against the Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 8    EVENTS OF DEFAULT

8.1    Events of Default. The occurrence and continuance of any one or more of the following conditions or events shall constitute an “Event of Default”:

(a)    Failure to Make Payments When Due. Failure by any Credit Party to pay (i) when due any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee, expenses or any other amount due hereunder or under any other Credit Document within five (5) Business Days after the date due; or

(b)    Default in Other Agreements. (i) Failure of the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Material Indebtedness (other than Indebtedness under Swap Contracts) (such Material Indebtedness, the “Specified Indebtedness”) beyond the grace period, if any, provided therefor; (ii) breach or default by the Borrower or any of its Subsidiaries with respect to any other term of (A) one or more items of Specified Indebtedness or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Specified Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Specified Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Specified Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $175,000,000, or (B) any Termination Event (as so defined, but which shall not under any circumstances include any “Additional Termination Event” (however described)) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and (x) the Borrower or such Subsidiary is required to make a payment in connection with such Termination Event, (y) the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $175,000,000, and (z) the Borrower or such Subsidiary shall fail to make such payment within the later to occur of five Business Days after the due date thereof and the expiration of any grace periods in such Swap Contract applicable to such payment obligation; or

(c)    Breach of Certain Covenants. Failure of the Borrower or any Subsidiary of the Borrower to perform or comply with any term or condition contained in any of Section 5.1(g)(i), Section 5.2 (as it relates to the existence of any Credit Party) or Section 6; or

(d)    Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by such Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be incorrect or misleading in any material respect (or, in the case of any representation or warranty qualified by materiality, in all respects) as of the date made or deemed made; or

(e)    Other Defaults Under Credit Documents. The Borrower or any Subsidiary of the Borrower shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state Law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries under any Debtor Relief Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in this clause (i) and (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Subsidiaries hall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) the Board of Directors of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)    Judgments and Attachments. Any final, non-appealable money judgment, writ or warrant of attachment or similar process involving in any individual or aggregate proceeding at any time an amount in excess of $175,000,000 (in each case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company does not deny coverage or a third party indemnity and taking into account any deductibles) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or (ii) there exists any fact or circumstance that results in the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA on the assets of the Borrower or its Subsidiaries that primes the Liens that secure the Obligations; or

(j)    Change of Control. A Change of Control shall occur; or

(k)    Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than Remaining Obligations), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, or (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than Remaining Obligations) in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document or the Lien securing the Obligations shall cease to constitute first priority security interests (subject to Permitted Liens), or (iii) the Borrower or any of its Subsidiaries shall contest in writing the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, or (iv) the Borrower or any of its Subsidiaries shall contest in writing the validity or perfection of any Lien in a material portion of Collateral purported to be covered by the Collateral Documents; or

(l)    Subordination; Lien Priority. Any Junior Financing permitted hereunder or the guarantees thereof, if any, shall cease, for any reason, to be validly subordinated to the Obligations in lien and/or payment priority, as provided in the applicable Junior Financing Documentation or the applicable Intercreditor Agreement.

Solely for the purpose of determining whether a Default or Event of Default has occurred under Section 8.1(f), (g) or (h), any reference in any such clause to any Subsidiary shall be deemed to include only any Subsidiary that is not an Immaterial Subsidiary (counting all such Subsidiaries subject to such Default or Event of Default as one Subsidiary).

8.2    Acceleration. (a) Upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (b) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent:

(i)

the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees (including any Applicable Premium) and all other Obligations under this Agreement and the other Credit Documents, shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Credit Party; and

(ii)

the Administrative Agent shall, at the direction of the Required Lenders, cause the Collateral Agent to, exercise any and all of its other rights and remedies under applicable Law (including the UCC) or at equity, hereunder and under the other Credit Documents.

8.3    Application of Payments and Proceeds. After the acceleration of the principal amount of any of the Loans in accordance with Section 8.2, all payments and proceeds in respect of any of the Obligations received by any Agent or any Lender under any Credit Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral, shall be applied as follows:

first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Administrative Agent or the Collateral Agent with respect to this Agreement, the other Credit Documents or the Collateral;

second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral;

third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

fourth, to the principal amount of the Obligations constituting unpaid principal of the Loans, Obligations then owing under Secured Cash Management Obligations and Secured Swap Obligations and all other Obligations, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause fourth held by them;

fifth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, the Collateral Agent or any Lender under the Credit Documents; and

sixth, to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Administrative Agent or the Collateral Agent from or on behalf of any Credit Party, and, as between each Credit Party on the one hand and the Administrative Agent, the Collateral Agent and the other Secured Parties on the other, the Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Administrative Agent may deem advisable notwithstanding any previous application by the Administrative Agent.

Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above and/or the similar provisions in the other Credit Documents.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of such Secured Cash Management Agreements or counterparty to such Secured Hedge Agreements, as the case may be.

SECTION 9    AGENTS

9.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Cortland to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints Cortland to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Sections 9.6(a) and 9.6(b), the provisions of this Section are solely for the benefit of the Agents, the Lenders, and neither the Borrower or any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to execute and deliver each Intercreditor Agreement and to take such action, and to exercise the powers, rights and remedies granted to the Administrative Agent and the Collateral Agent thereunder and with respect thereto.

9.2    Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity, if applicable. Such Person and its Affiliates may accept deposits from, lend money to, own Securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3    Exculpatory Provisions.

(a)    No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(i)	shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)

shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided, no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii)

shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b)    No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice conspicuously labeled as a “notice of default” and describing such Default is given to such Agent in writing by the Borrower or a Lender.

(c)    No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender, or (b) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender.

9.4    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents or supplemental agents appointed by such Agent, including any Affiliate of any Agent. Each Agent and any such sub agent or supplemental agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub agent or supplemental agent and to the Related Parties of each Agent and any such sub-agent or supplemental agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents or supplemental agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents or supplemental agents. In connection with the designation of any such sub-agent or supplemental agent, this Agreement and the other Credit Documents may be amended solely to implement mechanical provisions customarily requested by such sub-agent or supplemental agent so long as such amendment is reasonably satisfactory to the Borrower and the Administrative Agent.

9.6    Resignation of the Administrative Agent.

(a)    Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower; provided, (x) no such consent of the Borrower shall be required while an Event of Default under Section 8.1(a), (f) or (g) exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrower shall have objected to such appointment by written notice to the Required Lenders and Administrative Agent within ten (10) Business Days after having received notice thereof. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    (i) if the Administrative Agent (x) becomes a Defaulting Lender and is not performing its role hereunder as Administrative Agent or (y) declines to approve any waiver, amendment or modification of this Agreement or any Credit Document that requires approval of all Lenders pursuant to Section 10.5 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower and the Required Lenders and (ii) the Required Lenders may, by notice in writing to the Borrower and the applicable Agent remove such Person as an Agent and, with the consent of the Borrower (provided, (x) no such consent of the Borrower shall be required while under this clause (b) if an Event of Default under Section 8.1(a), (f) or (g) exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrower shall have objected to such appointment by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties, the retiring or removed Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent (to the extent not already discharged as provided above) shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

9.7    Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Without limiting the foregoing, each Lender acknowledges and agrees that neither such Lender, nor any of its respective Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

9.8    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8, 10.2 and 10.3) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8, 10.2 and 10.3.

9.9    Collateral Documents and Guaranty.

(a)    The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion,

(i)

to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (x) upon termination of all Commitments and payment in full of all Obligations (other than Remaining Obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of to a Person that is not a Credit Party as part of or in connection with any sale or other disposition permitted under the Credit Documents, or (z) subject to Section 10.5, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)	to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(d).

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.9(a).

(b)    Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)    Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, and neither the Administrative Agent nor the Collateral Agent shall be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.10    Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered, was not properly executed or was invalid or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out of pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 9.10.

9.11    Agent Discretion. Notwithstanding anything set forth herein or in the other Credit Documents to the contrary, to the extent any such Credit Document grants any Agent discretion to act or refrain from acting without the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3), such Agent shall nonetheless be entitled to request direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3) as to the matter over which such Agent has been granted discretion, and no Agent shall be required to exercise or be liable for failure to exercise such discretion until such time as it has obtained the requested direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3).

9.12    Indemnification by Lenders. Each Lender severally agrees to indemnify and hold harmless each Agent, to the extent that such Agent shall not have been timely reimbursed by the Borrower, based on and to the extent of such Lender’s pro rata share (determined as of the time that the applicable unreimbursed indemnity payment is sought), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that no action taken in accordance with the directions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) shall constitute gross negligence or willful misconduct). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans at such time (or if such indemnity payment is sought after the date on which the Loans have been paid in full in accordance with such Lender’s pro rata share immediately prior to the date on which the Loans are paid in full).

9.13    Survival. The agreements in Sections 9.3 and 9.12 shall survive the resignation of any Agent, the termination of the Credit Documents and payment of the obligations hereunder.

SECTION 10    MISCELLANEOUS

10.1    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, if to an Agent, to it at its address (or facsimile number) as set forth on Appendix B, or if to a Lender, to it at its address (or facsimile number). Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.1(b), shall be effective as provided in Section 10.1(b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, the foregoing shall not apply to Notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving Notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.

(i)

Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)

The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.2    Expenses.

(a)    Borrower Expenses. The Borrower shall pay, within 10 days of receipt of a written demand with a summary statement, (a) all reasonable, documented, out of pocket expenses incurred by (x) the Agents (including the reasonable fees, out of pocket charges and disbursements of one outside legal counsel for the Agents and, if necessary or appropriate, one local counsel in each reasonably necessary and materially relevant jurisdiction) and (y) the Lenders (including the reasonable fees, out of pocket charges and disbursements of one primary outside legal counsel for the Lenders, taken as a whole, and, if necessary and appropriate, one local counsel in each reasonably necessary and materially relevant jurisdiction), in connection with the Commitments, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (b) all reasonable, documented out of pocket expenses incurred by any Agent or any Lender (including the reasonable, documented out-of-pocket fees, charges and disbursements of one counsel for the Agents and one primary outside counsel for the Lenders (and, in the case of a conflict of interest, additional counsels, as appropriate) and if necessary or appropriate, of any special counsel and one local counsel in each reasonably necessary and materially relevant jurisdiction (and in the case of a conflict of interest, additional counsels as appropriate) (in each case, except allocated costs of in-house counsel)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Lender Expenses. Each Lender shall promptly following written demand therefor, pay or reimburse each Agent based on and to the extent of such lender’s pro rata share of all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Credit Documents (including all such out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective fees, charges and disbursements of a primary counsel and local counsel for the Agent Indemnitees, to the extent that the Agent Indemnitees are not timely reimbursed for such expenses by or on behalf of the Borrower (solely to the extent, that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.2 or Section 10.3(a) to be paid by it to any Agent (or any sub-agent thereof),or any Related Party of any of the foregoing). For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans at such time (or if such indemnity payment is sought after the date on which the Loans have been paid in full in accordance with such Lender’s pro rata share immediately prior to the date on which the Loans are paid in full). The obligations of the Lenders under this Section 10.3(b) are subject to the provisions of Section 10.12.

10.3    Indemnity; Certain Waivers. (a)    Indemnification by Borrower. The Borrower shall indemnify each Agent (and any sub-agent or Related Party thereof) (each such Person being called an “Agent Indemnitee”), each Lender (and any Related Party thereof) (each Person called a “Lender Indemnitee”; together with the Agent Indemnitee, each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable, documented out-of-pocket fees, charges and disbursements of one primary outside counsel for Agent Indemnitees and a primary firm of counsel for the Lender Indemnitees (in each case, except allocated costs of in-house counsel)) (and if reasonably necessary (as determined by the Agent Indemnitees or the Lender Indemnitees, as applicable), a single regulatory counsel and a single local counsel in each appropriate jurisdiction for the Agent Indemnitees and a single regulatory counsel and a single local counsel in each appropriate jurisdiction for the Lender Indemnitees (plus additional counsel desirable due to actual or reasonably perceived conflict of interest among such parties), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or its Subsidiaries, or any environmental liability related in any way to the Borrower or its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or a material breach of the Loan Documents by, any Indemnitee, (y) relate to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (z) arise out of, or in connection with, any proceeding that does not involve an act or omission by the Borrower or its Subsidiaries or any of their respective affiliates or that is brought by an Indemnitee against any other Indemnitee (other than disputes involving claims against the Administrative Agent in its capacity as such or in a similar agency or arranger role, but not any other person or entity party to any such proceeding).

(b)    [Reserved].

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(d)    Payments. All amounts due under Section 10.3 shall be payable within ten (10) Business Days after written demand therefor, together with supporting documentation in reasonable detail.

(e)    Survival. Each party’s obligations under Sections 10.2 and 10.3 shall survive the resignation of the Administrative Agent, the termination of the Credit Documents and payment of the obligations hereunder.

10.4    Set-Off. If an Event of Default under 8.1(a), 8.1(f) or 8.1(g) or (b) shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, or any such Affiliate, to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender, or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, the failure to give such notice shall not affect the validity of such setoff and application.

10.5    Amendments and Waivers. (a)    Required Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b), 10.5(c) and 10.5(d), no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall be effective without the written concurrence of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the Required Lenders.

(b)    Affected Lenders’ Consent. No amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i)	increase or extend the Commitment of any Lender or extend the scheduled final maturity of any Loan without the written consent of the Lender holding such Commitment or Loan;

(ii)	reduce the principal amount of any Loan without the written consent of the Lender holding such Loan;

(iii)

waive, reduce or postpone any scheduled repayment or mandatory prepayment of the principal amount of any Loan, including any scheduled amortization payment of the principal amount of any Term Loan under Section 2.1(c), or elect to make any payment due under any Credit Document not in immediately available funds in US dollars without the written consent of the Lender holding such Loan;

(iv)	reduce the rate of interest on any Loan without the written consent of the Lender holding such Loan;

(v)	reduce any fee or premium (including the Applicable Premium) payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium;

(vi)	extend the time for payment of any interest on any Loan without the written consent of the Lender holding such Loan; or

(vii)

extend the time for payment of any fee or premium (including the Applicable Premium) payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium (including the Applicable Premium).

(c)    Consent of all Lenders. Without the written consent of all Lenders (other than, in the case of the clauses (iv) and (v), a Defaulting Lender), no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i)	amend, modify, terminate or waive any term or condition of Sections 10.5 or 10.6(b)(v);

(ii)	amend, modify, terminate or waive any term or condition of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required;

(iii)	amend, modify, terminate or waive any provision of Section 2.14 or of the definition of “Required Lenders” or “Pro Rata Share”;

(iv)	release the Liens of the Secured Parties in all or substantially all of the Collateral, or release all or substantially all of the value of the Guarantees;

(v)	subordinate the Liens of the Secured Parties in any Collateral other than to any Lien incurred under Section 6.2(d); and

(vi)	consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (except as expressly provided in the Credit Documents).

Notwithstanding the foregoing, (A) no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent and (B) any amendments implementing a replacement rate in accordance with Section 2.15(f) will be effective upon the consent of the Administrative Agent and the Borrower without any need to obtain the consent of any Lender to include any such modifications.

Notwithstanding anything in this Agreement or the other Credit Documents, any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Credit Documents and shall be excluded in determining whether all or all Affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 10.5); provided that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(d)    Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of, and with the consent of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

10.6    Successors and Assigns; Participations. (a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to Section 10.6(e) (and any other attempted assignment or transfer by any party hereto, other than to a Disqualified Lender, shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, each such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.6(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in Section 10.6(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in the case of any assignment in respect of any Term Loan, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.1 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), or, in each case, if less, all of such assigning Lender’s remaining Loans or Commitments hereunder.

provided that the foregoing limitations in clauses (A) and (B) shall not apply in the case of any assignments to the Borrower in connection with the initial syndication of the Loans pursuant to clause (v)(B) below.

(ii)

Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.6(b)(i)(B) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed provided) shall be required unless (I) an Event of Default under Section 8.1 has occurred and is continuing at the time of such assignment or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitments with respect to any Term Loan if such assignment is to a Person that is not a Lender with a Commitment in respect thereof, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; provided that no consent of the Administrative Agent shall be required for assignments to the Borrower in connection with the initial syndication of the Loans pursuant to clause (v)(B) below; and

(iv)

Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 2.17(c) and a processing and recordation fee of $3,500; provided, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)

No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; provided that this clause (v) shall not apply to (A) any Lender on the Closing Date or an Affiliate or Approved Fund of such Lender to the extent such Person becomes an Affiliate of the Borrower or its Subsidiaries after the Closing Date, (B) assignments to the Borrower in connection with the initial syndication of the Loans, provided that any such Loans shall automatically be cancelled and retired by the Borrower (which, for the avoidance of doubt, shall in no event be deemed to be a voluntary prepayment hereunder) and (C) assignments to the Borrower or any of its Subsidiaries in accordance with clause (ix) below.

(vi)

No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)

(vii)	Defaulting Lenders. No such assignment shall be made to any Defaulting Lender.

(viii)	Disqualified Lenders. No such assignment shall be made to any Disqualified Lenders.

(ix)

Debt Repurchases. Assignments of Term Loans to the Borrower or any of its Subsidiaries (“Purchasing Borrowing Party”) shall be permitted through open market purchases and/or “Dutch auctions”, so long as (i) any offer to purchase or take by assignment (other than through open market purchases) by such Purchasing Borrower Party shall have been made to all Term Lenders, (ii) no Event of Default has occurred and is continuing and (iii) the Term Loans purchased are immediately cancelled.

(x)

Administrative Questionnaire and Regulatory Matters. If the assignee is not an existing Lender hereunder, the Administrative Agent shall have received (a) an administrative questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (b) all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities required under applicable “know your customer” and AML Laws, including the PATRIOT Act.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), any “know your customer” information requested by the Administrative Agent, the processing and recordation fee referred to in Section 10.6(b)(iv) and any written consent to such assignment required by Section 10.6(b)(iii), the Administrative Agent shall accept such Assignment and Assumption and record the same in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this Section 10.6(b)

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 10.2 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).

(c)    Register. The Administrative Agent, acting solely for this purpose as an non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Disqualified Lender or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries; provided that such restriction shall not apply to any Lender on the Closing Date or an Affiliate or Approved Fund of such Lender to the extent such Person becomes an Affiliate of the Borrower or its Subsidiaries after the Closing Date) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(b) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.5(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.17 (subject to the requirements and limitations of such sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 2.17(g) shall be delivered solely to the participating Lender); provided, such Participant shall be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under Section 10.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided, such Participant shall be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation pursuant to this Section shall maintain a register on which it records the name and address of each Participant and the principal amounts of each Participant’s participation interest with respect to the Loans and the Commitments (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loans or

Commitments for all purposes under this Agreement, notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for this purpose and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower for any purpose, except that such Lender shall maintain the Participant Register); provided, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such Commitment, Loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code. A Participant shall not be entitled to receive any greater payment under Sections 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation) unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(e)    Certain Pledges; SPCs.

(i)

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations of such Lender; provided, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, unless such pledgee exercises its remedies under the applicable pledge and either becomes the owner of such rights or causes another Person to become the owner of such rights.

(ii)

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.16 and 2.17), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrower and the Administrative Agent, and with the payment of a processing fee of $3,500 to the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(f)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.17, 9.3(b), 9.7 and 9.10 shall survive the payment of the Loans and the termination hereof.

10.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or any Lender (or to the Administrative Agent, on behalf of the Lenders), or any Agent or any Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11    Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12    Obligations Several; Independent Nature of the Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14    Governing Law. This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

10.15    Consent to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that each Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction. Each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to herein. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.16    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17    Confidentiality. Each of the Agents, each of the Lenders (each, a “Lender Party”) shall hold all information received from the Borrower or any of its Subsidiaries regarding any of their respective businesses (including the existence of this Credit Agreement, the transactions contemplated herein or the terms or conditions hereof or thereof) other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary (it being understood and agreed that all information received after the Closing Date from the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential), it being understood and agreed by the Borrower that, in any event, each Lender Party may make disclosures of such non-public information (i) to its Affiliates (other than portfolio companies) and to such Lender Party’s and its Affiliates’ respective employees, actual and prospective limited partners and investors, directors, officers, managers, legal counsel, independent auditors and other experts or agents and advisors or to such Lender Party’s current or prospective funding sources in connection with disclosures otherwise made in accordance with this Section 10.17 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, and in the case of any Lender agrees that it will be held liable for such breach of this Section 10.17); (ii) to any actual or potential assignee, transferee or Participant of any rights, benefits, interests and/or obligations under this Agreement or to any direct or indirect contractual counterparties (or the professional advisors thereto) in swap or derivative transactions related to the Borrower and its Obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, and in the case of any Lender agrees that it will be held liable for such breach of this Section 10.17); (iii) to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans and/or the Commitments or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (iv) as required or requested by any regulatory authority purporting to have jurisdiction over such Lender Party or its Affiliates (including any self-regulatory authority, such as the NAIC); provided, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower of any request by such regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender Party by such regulatory authority) for disclosure of any such non-public information prior to the actual disclosure thereof; (v) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or judicial process; provided, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower of such required disclosure prior to the actual disclosure of such non-public information; (vi) in connection with the exercise of any remedies hereunder or under any other Credit

Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vii) for purposes of establishing a “due diligence” defense, (viii) with the consent of the Borrower, or (ix) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 10.17, (B) becomes available to such Lender Party or any of its Affiliates on a non-confidential basis from a source other than a Credit Party that does not have a duty of confidentiality to the Borrower, or (C) is independently developed by such Lender Party.

Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (a) the information provided by the Borrower or its Subsidiaries may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

All information, including requests for waivers and amendments furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement, will be syndicate-level information, which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

Notwithstanding anything herein to the contrary, the Administrative Agent, the Lenders and their respective Affiliates shall not, directly or indirectly, use the name of the Borrower or its Affiliates in any publicity, advertising or other media and may not issue a press release or otherwise publicize to any person, directly or indirectly, orally or in writing, any information related to the existence of this Credit Agreement, the transactions contemplated herein or the terms or conditions hereof or thereof; provided that such party may repeat information about the transactions contemplated hereby that has been publicly announced by the Borrower and no additional information can be publicized.

10.18    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury Laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.20    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any Credit Document shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

10.21    Integration. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that, for the avoidance of doubt, nothing set forth in the Credit Documents shall impair in any manner the rights of the Agents and the Lenders in their other capacities under any other documents with the Borrower or any Subsidiary of the Borrower, including as holders in respect of any warrant issued by such Person.

10.22    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, the “Lender Affiliated Parties”), may have economic interests that conflict with those of the Credit Parties, and each Credit Party acknowledges and agrees (a) nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Affiliated Parties and each Credit Party, its stockholders or its Affiliates; (b) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender Affiliated Parties, on the one hand, and each Credit Party, on the other; (c) in connection therewith and with the process leading to such transaction each of the Lender Affiliated Parties is acting solely as a principal and not the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person; (d) none of the Lender Affiliated Parties has assumed an advisory or fiduciary responsibility in favor of any Credit Party with respect to the transactions contemplated hereby or the process leading thereto (regardless of whether any of the Lender Affiliated Parties or any of their respective Affiliates has advised or is currently advising any Credit Party on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents; (e) each Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate; (f) each Credit Party is responsible for making its own independent judgment with respect to such transactions and the process leading thereto; and (g) no Credit Party will claim that any of the Lender Affiliated Parties has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Credit Party, in connection with such transaction or the process leading thereto.

10.23    PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.

10.24    Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than the currency in which it is expressed to be payable under this Agreement or other Credit Document, the party hereto owing such amount due will indemnify the party due such amount against any loss incurred by them as a result of any variation as between (a) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which such Lender is able to purchase Dollars with the amount of the judgment currency actually received by the Administrative Agent or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the applicable party and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

10.25    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.26    Acknowledgement Regarding Any Supported QFC. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any

Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.27    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (I) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent or any of its Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AIRBNB, INC., as Borrower

By:	/s/ David Stephenson
	Name:	David Stephenson
	Title:	Chief Financial Officer

AIRBNB PAYMENTS HOLDING LLC, as a Guarantor

By:	/s/ David Stephenson
	Name:	David Stephenson
	Title:	Chief Financial Officer

AIRBNB PAYMENTS, INC., as a Guarantor

By:	/s/ Bart Rubin
	Name:	Bart Rubin
	Title:	General Counsel

HOTEL TONIGHT, LLC, as a Guarantor

By:	/s/ David Stephenson
	Name:	David Stephenson
	Title:	Chief Financial Officer

[Signature Page to First Lien Credit Agreement]

CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent and Collateral Agent

By:	/s/ Emily Ergang Pappas
Name: Emily Ergang Pappas
Title: Head of Legal

[Signature Page to First Lien Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Andrew Earls
Name: Andrew Earls
Title: Authorized Signatory

[Signature Page to First Lien Credit Agreement]